As filed with the Securities and Exchange Commission on September 22, 2017

Registration No. 333-220351

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-0883144
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

(720) 437-6580

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joshua R. Disbrow

Chief Executive Officer

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

Telephone: (720) 437-6580

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.

Marcelle S. Balcombe

  Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, NY, 10036

(212) 930-9700

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 22, 2017

PROSPECTUS

9,844,684 Shares

Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 9,844,684 shares of our common stock, $0.0001 par value per share by the selling stockholders named in this prospectus, 3,030,014 of which are outstanding and 6,064,670 of which underlie warrants to purchase shares of our common stock and 750,000 of which underlie convertible preferred stock. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. However, we will receive proceeds for any exercise of warrants, but not for the subsequent sale of the shares underlying the warrants.

The shares of common stock being offered by the selling stockholders have been issued pursuant to the securities purchase agreement dated August 11, 2017 that we entered into with certain investors, which we refer to in this prospectus as the Securities Purchase Agreement. Please refer to the section of this prospectus entitled “Private Placement of Preferred Shares, Common Shares and Warrants” for a description of the Securities Purchase Agreement and the section entitled “Selling Stockholders” for additional information regarding the selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 42. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is listed on the OTCQX Market operated by OTC Markets Group, Inc. (or OTCQX) under the ticker symbol “AYTU.” On September 21, 2017, the closing price of our common stock as reported on the OTCQX was $4.00.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______ __, 2017.

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not, and the selling stockholders have not, authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

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We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Aytu,” “we,” “us,” “our,” “our company” and “our business” refer to Aytu BioScience, Inc.

We own or have rights to various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including Fiera, Natesto, ProstaScint, MiOXSYS, RedoxSYS, Luoxis, Vyrix and Nuelle. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 7, and the financial statements and related notes included in this prospectus.

Company Overview

We are a commercial-stage specialty healthcare company focused on acquiring, developing and commercializing novel products in the field of urology. We have multiple urology-focused products on the market, and we seek to build a portfolio of novel therapeutics that serve large medical needs in the field of urology. We are concentrating on hypogonadism, prostate cancer, male infertility and, recently, female sexual wellbeing and intimacy and plan to expand into other urological indications for which we believe there are significant medical needs.

We acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, and we launched Natesto in the United States with our direct sales force in late summer 2016. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $2.0 billion market. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

Outside the U.S. we market MiOXSYS®, a novel in vitro diagnostic device that is currently CE marked (which generally enables it to be sold within the European Economic Area) and for which we intend to initiate a final clinical study to enable FDA clearance in the U.S. Our MiOXSYS system is a novel, point-of-care semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. Male infertility is a prevalent and underserved condition and oxidative stress is widely implicated in its pathophysiology. MiOXSYS was developed from our core oxidation-reduction potential research platform known as RedoxSYS®. We are advancing MiOXSYS toward FDA clearance.

We currently market ProstaScint® (capromab pendetide), the only radioimaging agent indicated to detect the prostate specific membrane antigen, or PSMA, in the assessment and staging of prostate cancer. ProstaScint is approved by the FDA for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer.

On May 5, 2017, we acquired Nuelle, Inc, or Nuelle, a women’s sexual health company. This transaction expanded our product portfolio with the addition of the Fiera® personal care device for women. Fiera was recently launched in the U.S. and is a proprietary, revenue-generating product scientifically proven to enhance physical arousal and sexual desire in the millions of adult women around the world impacted by changes in sexual desire. This acquisition adds a novel, commercial-stage product in a complementary adjacency readily accessible by our U.S.-based commercial infrastructure. Nuelle was previously a portfolio company of leading venture capital firm New Enterprise Associates.

In the future we will look to acquire additional urology products, including existing products we believe can offer distinct commercial advantages. Our management team’s prior experience has involved identifying clinical assets that can be re-launched to increase value, with a focused commercial infrastructure specializing in urology.

Natesto® (testosterone) nasal gel.

On April 22, 2016, we entered into an agreement to acquire the exclusive U.S. rights to Natesto (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired on July 1, 2016. Natesto is a patented, FDA-approved testosterone replacement therapy, or TRT, and is the only nasally-administered formulation of testosterone available in the United States. Natesto is a discreet, easy-to-administer nasal gel that may be appropriate for men with active lifestyles as Natesto is small, portable, Transportation Security Administration, or TSA-compliant, and easy to use. Importantly, Natesto is not applied directly to the patient’s skin as other topically applied TRTs are. Rather, it is delivered directly into the nasal mucosa via a proprietary nasal applicator. Thus, Natesto does not carry a black box warning related to testosterone transference to a man’s female partner or children — as other topically (primarily gels and solutions) administered TRTs do by virtue of their delivery directly onto the skin. We launched Natesto in the U.S. in late summer 2016 with our direct sales force, and we are positioning Natesto as the ideal treatment solution for men with active, busy lifestyles who suffer from hypogonadism.

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MiOXSYS®.

MiOXSYS is a rapid in vitro diagnostic semen analysis test used in the quantitative measurement of static oxidation-reduction potential, or sORP, in human semen. MiOXSYS is a CE marked system and is an accurate, easy to use, and fast infertility assessment tool. It is estimated that 72.4 million couples worldwide experience infertility problems. In the United States, approximately 10% of couples are defined as infertile. Male infertility is responsible for between 40 – 50% of all infertility cases and affects approximately 7% of all men. Male infertility is often unexplained (idiopathic), and this idiopathic infertility is frequently associated with increased levels of oxidative stress in the semen. As such, having a rapid, easy-to-use diagnostic platform to measure oxidative stress should provide a practical way for male infertility specialists to improve semen analysis and infertility assessments without having to refer patients to outside clinical laboratories.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. The global male infertility market is expected to grow to over $300 million by 2020 with a CAGR of nearly 5% from 2014 to 2020. Oxidative stress is broadly implicated in the pathophysiology of idiopathic male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess the degree of oxidative stress and potentially enable the monitoring of patients’ responses to antioxidant therapy as a treatment regimen for infertility. The MiOXSYS System received CE marking in Europe in January 2016 and obtained Health Canada Class II Medical Device approval in March 2016. We expect to advance MiOXSYS into clinical trials in the United States in order to enable 510k clearance.

ProstaScint® (capromab pendetide).

We became a commercial stage company by virtue of our acquisition of ProstaScint in May 2015 and are generating sales of this FDA-approved prostate cancer imaging agent. As prostate cancer is a condition commonly diagnosed and treated by urologists, ProstaScint complements our urology-focused product portfolio and pipeline. Prostate cancer is the most common cancer among men in the United States, with an estimated 241,000 annual cases (as of 2012). Further, more than 2.2 million men were alive in 2006 with some history of prostate cancer, and over 30,000 U.S. men die each year from the disease. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. The U.S. market for the diagnosis and screening of prostate cancer is expected to total $17.4 billion by 2017, a compound annual growth rate, or CAGR, of 7.5% since 2012. At June 30, 2017, the ProstaScint asset was impaired based upon sales projections that we intend to only sell this product through mid-fiscal 2019, when this product expires.

Fiera® Personal Care Device

The Fiera Personal Care Device is the first hands-free wearable product for women, specifically designed to increase interest in, and physical readiness for sex, naturally. The product does so by creating a physically aroused state via the genitals. Co-created with healthcare professionals, Fiera is a small, discreet, fast-acting, and hands-free product that is designed to be used in advance of physical intimacy to help women feel ready and in the mood for sex. Fiera uses gentle suction coupled with stimulation to enhance blood flow to the genitals, increase lubrication, and ultimately get a woman ready for partnered intimacy in as little as 5 minutes.

With the acquisition of Nuelle, Inc., Aytu is expanding into the women’s sexual health and wellness market. Sexual wellness is inclusive of female sexual dysfunction which is a term that describes various sexual problems, such as low desire or interest, diminished arousal, orgasmic difficulties, and dyspareunia. Female sexual dysfunction is considered common, with an estimated prevalence of 43% from the U.S. National Health and Social Life Survey and similar estimates from other large, population-based surveys in the United States and the United Kingdom. In a study of over 31,000 women in the United States it was determined that 44% of women report a sexual problem. Specifically, the most common sexual problem is low desire, with a prevalence of 39%; followed by low arousal (26%) and orgasm difficulties (21%). Additionally, the incidence of sexual dysfunction is expected to increase through 2020 to effect more than 124 million women worldwide.

Fiera has been well studied and tested by health care professionals, and consumers and is scientifically proven to enhance arousal and interest in women of all ages, including pre and post-menopausal women. Recent consumer study results in women ages 25 – 75 showed that after 4 weeks of using Fiera:

•	97% of women felt physically aroused;

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•	96% looked forward to being intimate with their partner;
•	93% felt excited and ready for sex;
•	89% of women felt more “in the mood”;
•	87% felt as ready for sex as their partner did;
•	86% of women felt a stronger emotional connection with their partner;
•	85% reported their orgasm felt pleasurable and intense;
•	85% thought about sex more often; and
•	85% engaged in sexual activity more often and felt satisfied in her relationship.

Previous studies also showed that 87% of women felt increased desire and 67% felt increased lubrication.

Key elements of our business strategy include:

•	Expand the commercialization of Natesto in the U.S. for the treatment of hypogonadism with our direct sales force. We launched Natesto in late summer 2016 and are targeting high prescribing TRT prescribers with a primary emphasis on urologists and male health practitioners.
•	Expand the commercialization in the U.S. of Fiera, through professional promotion using our existing sales force.
•	Establish MiOXSYS as a leading in vitro diagnostic device in the assessment of male infertility.
•	Continue the commercialization of FDA-approved ProstaScint for the staging of both newly diagnosed high-risk and recurrent prostate cancer patients.
•	Acquire additional marketed products and late-stage development assets within our core urology focus that can be efficiently marketed through our growing commercial organization.
•	Develop a pipeline of urology products, with a focus on identifying novel products with sufficient clinical proof of concept that require modest internal R&D expense.

We plan to augment our core in-development and commercial assets through efficient identification of complementary therapeutics, devices, and diagnostics related to urological disorders. We intend to seek assets that are near commercial stage or already generating revenues. Further, we intend to seek to acquire products through asset purchases, licensing, co-development, or collaborative commercial arrangements (co-promotions, co-marketing, etc.).

Our management team has extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will build a substantial portfolio of complementary urology products.

Corporate History

We were incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado.

Vyrix Pharmaceuticals, Inc., or Vyrix, was incorporated under the laws of the State of Delaware on November 18, 2013 and was wholly owned by Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), or Ampio, immediately prior to the completion of the Merger (defined below). Vyrix was previously a carve-out of the sexual dysfunction therapeutics business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, that carve out was announced in December 2013. Luoxis Diagnostics, Inc., or Luoxis, was incorporated under the laws of the State of Delaware on January 24, 2013 and was majority owned by Ampio immediately prior to the completion of the Merger. Luoxis was initially focused on developing and advancing the RedoxSYS System. The MiOXSYS System was developed following the completed development of the RedoxSYS System.

On March 20, 2015, Rosewind formed Rosewind Merger Sub V, Inc. and Rosewind Merger Sub L, Inc., each a wholly-owned subsidiary formed for the purpose of the Merger, and on April 16, 2015, Rosewind Merger Sub V, Inc. merged with and into Vyrix and Rosewind Merger Sub L, Inc. merged with and into Luoxis, and Vyrix and Luoxis became subsidiaries of Rosewind. Immediately thereafter, Vyrix and Luoxis merged with and into Rosewind with Rosewind as the surviving corporation (herein referred to as the Merger). Concurrent with the closing of the Merger, Rosewind abandoned its pre-merger business plans, and we now solely pursue the specialty healthcare market, focusing on urological related conditions, including the business of Vyrix and Luoxis. When we discuss our business in this prospectus, we include the pre-Merger business of Luoxis and Vyrix.

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On June 8, 2015, we (i) reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and (ii) effected a reverse stock split in which each common stock holder received one share of common stock for each 12.174 shares outstanding. At our annual meeting of shareholders held on May 24, 2016, our shareholders approved (1) an amendment to our Certificate of Incorporation to reduce the number of authorized shares of common stock from 300.0 million to 100.0 million, which amendment was effective on June 1, 2016, and (2) an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of 1-for-12 which became effective on June 30, 2016. At our special meeting of shareholders held on July 26, 2017, our shareholders approved an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of 1-for-20 which became effective on August 25, 2017. All share and per share amounts in this prospectus have been adjusted to reflect the effect of these three reverse stock splits (hereafter referred to collectively as the “Reverse Stock Splits”).

Recent Developments

Pursuant to the authorization granted by our stockholders at a special meeting of stockholders held on July 26, 2017, our Board of Directors approved a 1-for-20 reverse stock split of our issued and outstanding shares of common stock, par value $0.0001 per share. We filed with the Secretary of State of the State of Delaware a Certificate of Amendment of our Certificate of Incorporation to implement the reverse stock split effective on August 25, 2017.

On August 25, 2017, all shares of our common stock issued and outstanding were automatically reclassified into a smaller number of shares such that each twenty shares of issued common stock were reclassified into one share of common stock. No fractional shares were issued, and in lieu of fractional shares, one whole share was issued.

To reflect the reverse stock split, proportional adjustments were made to our outstanding preferred shares, warrants and options. The reverse stock split did not affect the par value per share of our common stock (which remains at $0.0001 per share) or the total number of shares of common stock that we are authorized to issue pursuant to our Certificate of Incorporation, as amended, which remains at 100.0 million shares. The reverse stock split also did not affect the amount of shares of common stock reserved for issuance under our 2015 Stock Option and Incentive Plan, which remains at 3.0 million shares.

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THE OFFERING

This prospectus relates to the resale the selling stockholders identified in this prospectus, of up to 9,844,684 shares of our common stock, as follows:

•	3,030,014 shares of common stock issued in August 2017 to certain of the selling stockholders;

•	5,670,001 shares of common stock issuable upon the exercise of warrants issued in August 2017 to certain of the selling stockholders;

•	394,669 shares of common stock issuable upon the exercise of warrants issued to the underwriters of the August 2017 Private Placement of Preferred Shares, Common Shares and Warrants; and

•	750,000 shares of common stock issuable upon the conversion of Series A Convertible Preferred Stock, or the “Series A Preferred Stock”, issued in August 2017 to certain of the selling stockholders.

Common stock offered by the selling stockholders	9,844,684 shares
Common stock outstanding before the offering (1)	4,021,822 shares
Common stock to be outstanding after the offering (2)	10,836,492 shares
Common stock OTCQX Symbol	AYTU

(1) Based on the number of shares outstanding as of August 15, 2017

(2) Assumes the exercise of all of the warrants and the conversion of all shares of Series A Preferred Stock for which the underlying shares are being offered by this prospectus.

On August 11, 2017, we entered into a Securities Purchase Agreement with various investors pursuant to which we agreed to sell Class A and Class B equity units for gross proceeds of approximately $11.8 million. Giving effect to the 1-for-20 reverse stock split effected on August 25, 2017, Class A units consist of one twentieth (1/20) of a share of common stock and a warrant to purchase three-fortieths (3/40) of a share of common stock and were sold at a negotiated price of $3.00 per unit. Class B units consist of one (1) share of our newly created Series A Preferred Stock, and warrants to purchase three-fortieths (3/40) of a share of common stock for each share of common stock into which the Series A Preferred Stock is convertible and were sold at a negotiated price of $1,000 per unit to those purchasers who, together with their affiliates and certain related parties, would beneficially own more than 9.99% of our outstanding common stock following the offering. The offering closed on August 15, 2017.

In the August 2017 Private Placement of Preferred Shares, Common Shares and Warrants, we issued an aggregate of 3,196,682 shares of our common stock, 2,250 shares of Series A Preferred Stock and warrants to purchase up to an aggregate of 5,920,001 shares of our common stock. In connection with the August 2017 Private Placement, we issued to the underwriter warrants to purchase up to an aggregate of 394,669 shares of common stock.

The exercise price of the warrants is $3.60 per share, subject to adjustment for stock splits, stock dividends and similar corporate events and as described below. The warrants terminate on August 25, 2022. The warrants may be exercised on a cashless basis if after the six month anniversary of August 15, 2017 there is not an effective registration statement covering the resale of the underlying shares of common stock.

Until such time as our common stock is listed on any NASDAQ or NYSE exchange, if we issue securities convertible into shares of our common stock (“Convertible Securities”), or any rights, warrants or options to purchase shares of our common stock or Convertible Securities, for a consideration per share (the “New Issuance Price”) less than a price equal to the warrants’ exercise price in effect immediately prior to such issuance, then the exercise price of the warrants then in effect will be reduced to an amount equal to the New Issuance Price. Such adjustment of the exercise price does not apply to issuances under our equity incentive plans or for convertible securities outstanding on August 11, 2017.

For a more detailed description of the Securities Purchase Agreement, see “Private Placement of Preferred Shares, Common Shares and Warrants” on page 37.

Use of Proceeds

The 9,844,684 shares that are being offered for resale by the selling stockholders will be sold for the account of selling stockholders. As a result, all proceeds from the sales of the 9,844,684 shares of common stock offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders. We will receive proceeds for any exercise of warrants, but not for the subsequent sale of the shares underlying the warrants.

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We will incur all costs associated with this registration statement and prospectus.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. See “Dividend Policy.”

Risk Factors

Investing in our common stock involves a high degree of risk. Please read the information contained under the heading “Risk Factors” beginning on page 7 of this prospectus.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

We have a limited operating history, have incurred losses, and can give no assurance of profitability.

We are a commercial-stage healthcare company with a limited operating history. Prior to implementing our commercial strategy in the fourth calendar quarter of 2015, we did not have a focus on profitability. As a result, we have not generated substantial revenue to date and are not profitable, and have incurred losses in each year since our inception. Our net loss for the years ended June 30, 2017 and 2016 was $22.5 million and $28.2 million, respectively. We have not demonstrated the ability to be a profit-generating enterprise to date. With the financing that occurred in August 2017 of $11.8 million, we believe that we can get to cash flow break even and profitability but we still expect to incur substantial losses during fiscal 2018. Even though we expect to have revenue growth in the next several fiscal years, it is uncertain that the revenue growth will be significant enough to offset our expenses and generate a profit in the future. Our ability to generate significant revenue is uncertain, and we may never achieve profitability. We have a very limited operating history on which investors can evaluate our potential for future success. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage healthcare businesses, many of which will be beyond our control. These risks include the following:

•	uncertain market acceptance of our products and product candidates;
•	lack of sufficient capital;
•	U.S. regulatory approval of our products and product candidates;
•	foreign regulatory approval of our products and product candidates;
•	unanticipated problems, delays, and expense relating to product development and implementation;
•	lack of sufficient intellectual property;
•	the ability to attract and retain qualified employees;
•	competition; and
•	technological changes.

As a result of our limited operating history, and the increasingly competitive nature of the markets in which we compete, our historical financial data, is of limited value in anticipating future operating expenses. Our planned expense levels will be based in part on our expectations concerning future operations, which is difficult to forecast accurately based on our limited operating history and the recentness of the acquisition of our products Natesto, MiOXSYS, ProstaScint and Fiera. We may be unable to adjust spending in a timely manner to compensate for any unexpected budgetary shortfall.

We have not received any substantial revenues from the commercialization of our current products to date and might not receive significant revenues from the commercialization of our current products or our product candidates in the near term. Even though ProstaScint and Natesto are each an approved drug that we are marketing, we only acquired ProstaScint in May 2015 and Natesto in April 2016. In addition, we only acquired Fiera in May 2017 and launched our MiOXSYS device in early fiscal 2017. As a result, we have limited experience on which to base the revenue we could expect to receive from sales of these products. To obtain revenues from our products and product candidates, we must succeed, either alone or with others, in a range of challenging activities, including expanding markets for our existing products and completing clinical trials of our product candidates, obtaining positive results from those clinical trials, achieving marketing approval for those product candidates, manufacturing, marketing and selling our existing products and those products for which we, or our collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. We, and our collaborators, if any, may never succeed in these activities and, even if we do, or one of our collaborators does, we may never generate revenues that are sufficient enough for us to achieve profitability.

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We may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain necessary capital when needed may force us to delay, limit or terminate our product expansion and development efforts or other operations.

We are expending resources to expand the market for Natesto, MiOXSYS and Fiera, none of which might be as successful as we anticipate or at all and all of which might take longer and be more expensive to market than we anticipate. We also are currently advancing our MiOXSYS device through clinical development. Developing product candidates is expensive, lengthy and risky, and we expect to incur research and development expenses in connection with our ongoing clinical development activities with the MiOXSYS System. As of June 30, 2017, our cash, cash equivalents and restricted cash totaling $878,000, available to fund our operations offset by an aggregate $3.0 million in accounts payable and other and accrued liabilities. In November 2016, we conducted a public offering of our common stock and warrants from which we received net cash proceeds of approximately $7.6 million. We closed on a private placement of common stock, Series A preferred stock and warrants in August 2017 from which we received gross proceeds of approximately $11.8 million. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to continue the expansion of marketing efforts for Natesto, ProstaScint and Fiera and to obtain regulatory approval for, and to commercialize, our current product candidate, the MiOXSYS System. Raising funds in the current economic environment, as well our lack of operating history, may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to expand any existing product or develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be unable to expand the market for Natesto, MiOXSYS or Fiera and/or be required to significantly curtail, delay or discontinue one or more of our research or development programs for the MiOXSYS system, or any future product candidate or expand our operations generally or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If we do not obtain the capital necessary to fund our operations, we will be unable to successfully expand the commercialization of Natesto, ProstaScint and Fiera and to develop, obtain regulatory approval of, and commercialize, our current product candidate, the MiOXSYS System.

The expansion of marketing and commercialization activities for our existing products and the development of pharmaceutical products, medical diagnostics and medical devices is capital-intensive. We anticipate we may require additional financing to continue to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	the costs, progress and timing of our efforts to expand the marketing of Natesto, ProstaScint and Fiera;
•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;
•	the costs of securing manufacturing arrangements for commercial production;
•	the scope, prioritization and number of our research and development programs;
•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;
•	the costs of establishing, expanding or contracting for sales and marketing capabilities for any existing products and if we obtain regulatory clearances to market our current product candidate, the MiOXSYS system;
•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any; and
•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights.

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If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our commercialization efforts or our technologies, research or development programs.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public company, we incur significant legal, accounting and other expenses. In addition, the rules and regulations of the SEC and any national securities exchange to which we may be subject in the future impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we will need to comply. Further, we will continue to be required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. Based on currently available information and assumptions, we estimate that we will incur up to approximately $500,000 in expenses on an annual basis as a direct result of the requirements of being a publicly traded company. Our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to Section 404 of the Sarbanes-Oxley Act, our management conducted an assessment of the effectiveness of our internal control over financial reporting for the year ended June 30, 2017, and concluded that such control was effective.

However, if in the future we were to conclude that our internal control over financial reporting were not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. As a consequence, we may not be able to complete any necessary remediation process in time to meet our deadline for compliance with Section 404 of the Sarbanes-Oxley Act. Also, there can be no assurance that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results.

If we are unable to conclude that we have effective internal control over financial reporting or if our independent auditors are unwilling or unable to provide us, when required, with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to obtain listing on a securities exchange such as the NASDAQ Capital Market or the NYSE American, LLC.

Risks Related to Product Development, Regulatory Approval and Commercialization

Natesto, MiOXSYS, ProstaScint and Fiera may prove to be difficult to effectively commercialize as planned.

Various commercial, regulatory, and manufacturing factors may impact our ability to maintain or grow revenues from sales of Natesto, MiOXSYS, ProstaScint and Fiera. Specifically, we may encounter difficulty by virtue of:

•	our inability to adequately market and increase sales of any of these products;
•	our inability to secure continuing prescribing of any of these products by current or previous users of the product;
•	our inability to effectively transfer and scale manufacturing as needed to maintain an adequate commercial supply of these products;
•	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of Natesto, MiOXSYS, or ProstaScint; and
•	our inability to effectively identify and align with commercial partners outside the United States, or the inability of those selected partners to gain the required regulatory, reimbursement, and other approvals needed to enable commercial success of MiOXSYS, ProstaScint or Fiera.

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We have limited experience selling our current products as they were acquired from other companies or were recently approved for sale. As a result, we may be unable to successfully commercialize our products and product candidates.

Despite our management’s extensive experience in launching and managing commercial-stage healthcare companies, we have limited marketing, sales and distribution experience with our current products. Our ability to achieve profitability depends on attracting and retaining customers for our current products, and building brand loyalty for Natesto, MiOXSYS, ProstaScint and Fiera. To successfully perform sales, marketing, distribution and customer support functions, we will face a number of risks, including:

•	our ability to attract and retain skilled support team, marketing staff and sales force necessary to increase the market for our approved products and to maintain market acceptance for our product candidates;
•	the ability of our sales and marketing team to identify and penetrate the potential customer base; and
•	the difficulty of establishing brand recognition and loyalty for our products.

In addition, we may seek to enlist one or more third parties to assist with sales, distribution and customer support globally or in certain regions of the world. If we do seek to enter into these arrangements, we may not be successful in attracting desirable sales and distribution partners, or we may not be able to enter into these arrangements on favorable terms, or at all. If our sales and marketing efforts, or those of any third-party sales and distribution partners, are not successful, our currently approved products may not achieve increased market acceptance and our product candidates may not gain market acceptance, which would materially impact our business and operations.

We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our current or future product candidates.

We may not be able to develop our current or any future product candidates. Our product candidates will require substantial additional clinical development, testing, and regulatory approval before we are permitted to commence commercialization. The clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and clinical programs, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

We are not permitted to market a product in the U.S. until we receive approval of a New Drug Application, or an NDA, for that product from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

•	we may not be able to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;
•	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;
•	the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;
•	the FDA may require that we conduct additional clinical trials;
•	the FDA may not approve the formulation, labeling or specifications of any product candidate;
•	the clinical research organizations, or CROs, that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;
•	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;
•	the FDA may disagree with our interpretation of data from our pre-clinical studies and clinical trials;
•	the FDA may not accept data generated at our clinical trial sites;
•	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;
•	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval;
•	the FDA may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or
•	the FDA may change its approval policies or adopt new regulations.

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These same risks apply to applicable foreign regulatory agencies from which we may seek approval for any of our product candidates.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market any product candidate. Moreover, because a substantial portion of our business is or may be dependent upon our product candidates, any such setback in our pursuit of initial or additional regulatory approval would have a material adverse effect on our business and prospects.

If we fail to successfully acquire new products, we may lose market position.

Acquiring new products is an important factor in our planned sales growth, including products that already have been developed and found market acceptance. If we fail to identify existing or emerging consumer markets and trends and to acquire new products, we will not develop a strong revenue source to help pay for our development activities as well as possible acquisitions. This failure would delay implementation of our business plan, which could have a negative adverse effect on our business and prospects.

If we do not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, we may not be able to successfully develop products and generate meaningful revenues.

We may enter into collaborations with third parties to conduct clinical testing, as well as to commercialize and manufacture our products and product candidates. If we are able to identify and reach an agreement with one or more collaborators, our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues are not guaranteed, even when efficacy and safety are demonstrated. Further, the economic environment at any given time may result in potential collaborators electing to reduce their external spending, which may prevent us from developing our product candidates.

Even if we succeed in securing collaborators, the collaborators may fail to develop or effectively commercialize our products or product candidates. Collaborations involving our product candidates pose a number of risks, including the following:

•	collaborators may not have sufficient resources or may decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;
•	collaborators may believe our intellectual property is not valid or is unenforceable or the product candidate infringes on the intellectual property rights of others;
•	collaborators may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;
•	collaborators may decide to pursue a competitive product developed outside of the collaboration arrangement;
•	collaborators may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals;
•	collaborators may delay the development or commercialization of our product candidates in favor of developing or commercializing their own or another party’s product candidate; or
•	collaborators may decide to terminate or not to renew the collaboration for these or other reasons.

As a result, collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. For example, our former collaborator that licensed our former product candidate, Zertane conducted clinical trials which we believe demonstrated efficacy in treating PE, but the collaborator undertook a merger that we believe altered its strategic focus and thereafter terminated the collaboration agreement. The Merger also created a potential conflict with a principal customer of the acquired company, which sells a product to treat premature ejaculation in certain European markets.

Collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. We also face competition in seeking out collaborators. If we are unable to secure collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our products or product candidates and may not generate meaningful revenues.

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We or our strategic partners may choose not to continue an existing product or choose not to develop a product candidate at any time during development, which would reduce or eliminate our potential return on investment for that product.

At any time and for any reason, we or our strategic partners may decide to discontinue the development or commercialization of a product or product candidate. If we terminate a program in which we have invested significant resources, we will reduce the return, or not receive any return, on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses. If one of our strategic partners terminates a program, we will not receive any future milestone payments or royalties relating to that program under our agreement with that party. As an example, we discontinued the development of Zertane in June 2016 and sold Primsol in March 2017.

Our pre-commercial product candidates are expected to undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If clinical trials of our product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other regulators, we or our collaborators may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates.

Pre-clinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and we cannot be certain that we will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major set-back for that product candidate and for us. Due to our limited financial resources, an unfavorable outcome in one or more trials may require us to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on our business, prospects and financial condition and on the value of our common stock.

In connection with clinical testing and trials, we face a number of risks, including:

•	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;
•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;
•	the results may not confirm the positive results of earlier testing or trials; and
•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies to establish the safety and efficacy of the product candidate.

If we do not successfully complete pre-clinical and clinical development, we will be unable to market and sell products derived from our product candidates and generate revenues. Even if we do successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA may be submitted to the FDA. Although there are a large number of drugs in development in the United States and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If our clinical trials are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business, prospects and financial condition will be materially harmed.

 Delays, suspensions and terminations in any clinical trial we undertake could result in increased costs to us and delay or prevent our ability to generate revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. Should we undertake the development of a pharmaceutical product candidate, we would expect the necessary clinical trials to take up to 24 months to complete, but the completion of trials for any product candidates may be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;
•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites;
•	validating test methods to support quality testing of the drug substance and drug product;

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•	obtaining sufficient quantities of the drug substance or device parts;
•	manufacturing sufficient quantities of a product candidate;
•	obtaining approval of an IND from the FDA;
•	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;
•	determining dosing and clinical design and making related adjustments; and
•	patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical trials for our product candidates may be delayed, suspended or terminated due to a number of factors, including:

•	lack of effectiveness of product candidates during clinical trials;
•	adverse events, safety issues or side effects relating to the product candidates or their formulation or design;
•	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;
•	the need to sequence clinical trials as opposed to conducting them concomitantly in order to conserve resources;
•	our inability to enter into collaborations relating to the development and commercialization of our product candidates;
•	failure by us or our collaborators to conduct clinical trials in accordance with regulatory requirements;
•	our inability or the inability of our collaborators to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;
•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;
•	failure of our collaborators to advance our product candidates through clinical development;
•	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;
•	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;
•	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and
•	varying interpretations of our data, and regulatory commitments and requirements by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of an NDA for a product candidate. If we experience delay, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed.

In addition, we may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

•	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and
•	diminishment of any competitive advantages that such product candidates may have or attain.

 Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, we may encounter or be subject to:

•	diminishment of any competitive advantages that such product candidates may have or attain;
•	delays or termination in clinical trials or commercialization;
•	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;
•	product recalls or seizures;
•	suspension of manufacturing;
•	withdrawals of previously approved marketing applications; and
•	fines, civil penalties, and criminal prosecutions.

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The medical device regulatory clearance or approval process is expensive, time consuming and uncertain, and the failure to obtain and maintain required clearances or approvals could prevent us from broadly commercializing the MiOXSYS System for clinical use.

The MiOXSYS System is subject to 510k clearance by the FDA prior to its marketing for commercial use in the United States, and to regulatory approvals beyond CE marking required by certain foreign governmental entities prior to its marketing outside the United States. In addition, any changes or modifications to a device that has received regulatory clearance or approval that could significantly affect its safety or effectiveness, or would constitute a major change in its intended use, may require the submission of a new application for 510k clearance, pre-market approval, or foreign regulatory approvals. The 510k clearance and pre-market approval processes, as well as the process of obtaining foreign approvals, can be expensive, time consuming and uncertain. It generally takes from four to twelve months from submission to obtain 510k clearance, and from one to three years from submission to obtain pre-market approval; however, it may take longer, and 510k clearance or pre-market approval may never be obtained. We have limited experience in filing FDA applications for 510k clearance and pre-market approval. In addition, we are required to continue to comply with applicable FDA and other regulatory requirements even after obtaining clearance or approval. There can be no assurance that we will obtain or maintain any required clearance or approval on a timely basis, or at all. Any failure to obtain or any material delay in obtaining FDA clearance or any failure to maintain compliance with FDA regulatory requirements could harm our business, financial condition and results of operations.

The approval process for pharmaceutical and medical device products outside the United States varies among countries and may limit our ability to develop, manufacture and sell our products internationally. Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, we, and our collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and may involve additional testing. We may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. Depending on the results of clinical trials and the process for obtaining regulatory approvals in other countries, we may decide to first seek regulatory approvals of a product candidate in countries other than the United States, or we may simultaneously seek regulatory approvals in the United States and other countries. If we or our collaborators seek marketing approval for a product candidate outside the United States, we will be subject to the regulatory requirements of health authorities in each country in which we seek approval. With respect to marketing authorizations in Europe, we will be required to submit a European Marketing Authorisation Application, or MAA, to the European Medicines Agency, or EMA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

Obtaining regulatory approvals from health authorities in countries outside the United States is likely to subject us to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even if we, or our collaborators, obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we or they market our products, which could materially impair our ability to generate revenue.

Even if we receive regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which we can market a product or the patient population that may utilize the product, or may be required to carry a warning in its labeling and on its packaging. Products with black box warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Accordingly, assuming we, or our collaborators, receive marketing approval for one or more of our product candidates, we, and our collaborators expect to continue to expend time, money and effort in all areas of regulatory compliance.

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Any of our products and product candidates for which we, or our collaborators, obtain marketing approval in the future could be subject to post-marketing restrictions or withdrawal from the market and we, and our collaborators, may be subject to substantial penalties if we, or they, fail to comply with regulatory requirements or if we, or they, experience unanticipated problems with our products following approval.

Any of our approved products and product candidates for which we, or our collaborators, obtain marketing approval, as well as the manufacturing processes, post approval studies and measures, labeling, advertising and promotional activities for such products, among other things, are or will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we, or our collaborators, do not market any of our product candidates for which we, or they, receive marketing approval for only their approved indications, we, or they, may be subject to warnings or enforcement action for off-label marketing. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed, and our business will be harmed.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the initiation or completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of such milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	our available capital resources or capital constraints we experience;
•	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;
•	our receipt of approvals from the FDA and other regulatory agencies and the timing thereof;
•	other actions, decisions or rules issued by regulators;
•	our ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of our product candidates;
•	the efforts of our collaborators with respect to the commercialization of our products; and
•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business, prospects and results of operations may be harmed.

We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing product candidates.

We rely, and will rely in the future, on medical institutions, clinical investigators, contract research organizations, contract laboratories, and collaborators to perform data collection and analysis and others to carry out our clinical trials. Our development activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

•	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;

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•	we replace a third party; or
•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase our development costs, delay our ability to obtain regulatory approval, and delay or prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, in the event that we seek such alternative sources, we may not be able to enter into replacement arrangements without incurring delays or additional costs.

Even if collaborators with which we contract in the future successfully complete clinical trials of our product candidates, those product candidates may not be commercialized successfully for other reasons.

Even if we contract with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

•	failure to receive regulatory clearances required to market them as drugs;
•	being subject to proprietary rights held by others;
•	being difficult or expensive to manufacture on a commercial scale;
•	having adverse side effects that make their use less desirable; or
•	failing to compete effectively with products or treatments commercialized by competitors.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we have engaged for our current approved products are, and any future third-party manufacturer will be, required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices. The FDA enforces the QSR through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;
•	injunctions or the imposition of civil penalties;
•	recall or seizure of the product in question;
•	total or partial suspension of production or distribution;
•	the FDA’s refusal to grant pending future clearance or pre-market approval;
•	withdrawal or suspension of marketing clearances or approvals;
•	clinical holds;
•	warning letters;
•	refusal to permit the export of the product in question; and
•	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

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We face substantial competition from companies with considerably more resources and experience than we have, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than us.

We compete with companies that design, manufacture and market already-existing and new urology and sexual wellbeing products. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and/or our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable. Our ability to compete successfully will depend largely on our ability to:

•	expand the market for our approved products, especially Natesto, MiOXSYS and Fiera;
•	successfully commercialize our product candidates alone or with commercial partners;
•	discover and develop product candidates that are superior to other products in the market;
•	obtain required regulatory approvals;
•	attract and retain qualified personnel; and
•	obtain patent and/or other proprietary protection for our product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make our products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before us. Other companies are or may become engaged in the discovery of compounds that may compete with the product candidates we are developing.

Natesto competes in a large, growing market. The U.S. prescription testosterone market is comprised primarily of topically applied treatments in the form of gels, solutions, and patches. Testopel® and Aveed®, injectable products typically implanted directly under the skin by a physician, are also FDA-approved. AndroGel is the market-leading TRT and is marketed by AbbVie.

For the MiOXSYS System and ProstaScint, we compete with companies that design, manufacture and market already existing and new in-vitro diagnostics and diagnostic imaging systems and radio-imaging agents for cancer detection. Additionally, with respect to Fiera, we compete with numerous companies who produce sexual wellbeing related products. There are any number of products available on the market that could compete with Fiera.

We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable.

Any new product we develop or commercialize that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

•	our or our collaborators’ ability to set a price we believe is fair for our approved products;
•	our ability to generate revenue from our approved products and achieve profitability; and
•	the availability of capital.

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The 2010 enactments of the Patient Protection and Affordable Care Act, or PPACA, and the Health Care and Education Reconciliation Act, or the Health Care Reconciliation Act, significantly impacted the provision of, and payment for, health care in the United States. Various provisions of these laws are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. Amendments to the PPACA and/or the Health Care Reconciliation Act, as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and medical devices and reduce demand and prices for our products and product candidates, if approved. This could harm our or our collaborators’ ability to market any approved products and generate revenues. As we expect to receive significant revenues from reimbursement of our Natesto and ProstaScint products by commercial third-party payors and government payors, cost containment measures that health care payors and providers are instituting and the effect of further health care reform could significantly reduce potential revenues from the sale of any of our products and product candidates approved in the future, and could cause an increase in our compliance, manufacturing, or other operating expenses. In addition, in certain foreign markets, the pricing of prescription drugs and devices is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the federal and state level, as well as internationally, will continue and may increase, which may make it difficult for us to sell any approved product at a price acceptable to us or any of our future collaborators.

In addition, in some foreign countries, the proposed pricing for a drug or medical device must be approved before it may be lawfully marketed. The requirements governing pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. A member state may require that physicians prescribe the generic version of a drug instead of our approved branded product. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products or product candidates. Historically, pharmaceutical products launched in the European Union do not follow price structures of the United States and generally tend to have significantly lower prices.

Our financial results will depend on the acceptance among hospitals, third-party payors and the medical community of our products and product candidates.

Our future success depends on the acceptance by our target customers, third-party payors and the medical community that our products and product candidates are reliable, safe and cost-effective. Many factors may affect the market acceptance and commercial success of our products and product candidates, including:

•	our ability to convince our potential customers of the advantages and economic value our products and product candidates over existing technologies and products;
•	the relative convenience and ease of our products and product candidates over existing technologies and products;
•	the introduction of new technologies and competing products that may make our products and product candidates less attractive for our target customers;
•	our success in training medical personnel on the proper use of our products and product candidates;
•	the willingness of third-party payors to reimburse our target customers that adopt our products and product candidates;
•	the acceptance in the medical community of our products and product candidates;
•	the extent and success of our marketing and sales efforts; and
•	general economic conditions.

If third-party payors do not reimburse our customers for the products we sell or if reimbursement levels are set too low for us to sell one or more of our products at a profit, our ability to sell those products and our results of operations will be harmed.

While Natesto and ProstaScint are already FDA-approved and generating revenues in the U.S., they may not receive, or continue to receive, physician or hospital acceptance, or they may not maintain adequate reimbursement from third party payors. Additionally, even if one of our product candidates is approved and reaches the market, the product may not achieve physician or hospital acceptance, or it may not obtain adequate reimbursement from third party payors. In the future, we might possibly sell other product candidates to target customers substantially all of whom receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid, other domestic and foreign government programs, private insurance plans and managed care programs. Reimbursement decisions by particular third-party payors depend upon a number of factors, including each third-party payor’s determination that use of a product is:

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•	a covered benefit under its health plan;
•	appropriate and medically necessary for the specific indication;
•	cost effective; and
•	neither experimental nor investigational.

Third-party payors may deny reimbursement for covered products if they determine that a medical product was not used in accordance with cost-effective diagnosis methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental.

Obtaining coverage and reimbursement approval for a product from each government or third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our potential product to each government or third-party payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. In addition, eligibility for coverage does not imply that any product will be covered and reimbursed in all cases or reimbursed at a rate that allows our potential customers to make a profit or even cover their costs.

 Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and reimbursement available for any product or product candidate, which in turn, could negatively impact pricing. If our customers are not adequately reimbursed for our products, they may reduce or discontinue purchases of our products, which would result in a significant shortfall in achieving revenue expectations and negatively impact our business, prospects and financial condition.

Manufacturing risks and inefficiencies may adversely affect our ability to produce our products.

As part of the acquisition of ProstaScint from Jazz Pharmaceuticals, we terminated the relationship with the third-party manufacturer of ProstaScint. We have initiated the process of transferring the manufacturing to Biovest International, which we believe is a qualified manufacturer and with whom we have entered into a Master Services Agreement. Although this contract is currently on hold as we evaluate our strategic options for the ProstaScint product. In the event that this manufacturing transfer does not occur or we do not find a replacement manufacturer by the time our current inventory expires, which could adversely impact our continued sales of ProstaScint or its disposition should we elect to do so, we may not be able to supply sufficient quantities and on a timely basis, while maintaining product quality, acceptable manufacturing costs and complying with regulatory requirements, such as quality system regulations. In addition, we expect to engage third parties to manufacture components of the MiOXSYS and RedoxSYS systems. We have an agreement for supplies of Natesto with Acerus, from whom we license Natesto. We have an agreement with a third party manufacturer for our Fiera product as well. For any future product, we expect to use third-party manufacturers because we do not have our own manufacturing capabilities. In determining the required quantities of any product and the manufacturing schedule, we must make significant judgments and estimates based on inventory levels, current market trends and other related factors. Because of the inherent nature of estimates and our limited experience in marketing our current products, there could be significant differences between our estimates and the actual amounts of product we require. If we do not effectively maintain our supply agreements for Natesto and Fiera, we will face difficulty finding replacement suppliers, which could harm sales of those products. If we do not effectively transition sites with our manufacturing and development partners to enable to production scale of ProstaScint, or if we do not secure collaborations with manufacturing and development partners to enable production to scale of the MiOXSYS System, we may not be successful in selling ProstaScint or in commercializing the MiOXSYS System in the event we receive regulatory approval of the MiOXSYS System. If we fail in similar endeavors for future products, we may not be successful in establishing or continuing the commercialization of our products and product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured these components ourselves, including:

•	reliance on third parties for regulatory compliance and quality assurance;
•	possible breaches of manufacturing agreements by the third parties because of factors beyond our control;
•	possible regulatory violations or manufacturing problems experienced by our suppliers; and
•	possible termination or non-renewal of agreements by third parties, based on their own business priorities, at times that are costly or inconvenient for us.

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Further, if we are unable to secure the needed financing to fund our internal operations, we may not have adequate resources required to effectively and rapidly transition our third party manufacturing. We may not be able to meet the demand for our products if one or more of any third-party manufacturers is unable to supply us with the necessary components that meet our specifications. It may be difficult to find alternate suppliers for any of our products or product candidates in a timely manner and on terms acceptable to us.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we engage for our current and any future FDA-approved products are required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices. The FDA enforces the QSR through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;
•	injunctions or the imposition of civil penalties;
•	recall or seizure of the product in question;
•	total or partial suspension of production or distribution;
•	the FDA’s refusal to grant pending future clearance or pre-market approval;
•	withdrawal or suspension of marketing clearances or approvals;
•	clinical holds;
•	warning letters;
•	refusal to permit the export of the product in question; and
•	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our products and product candidates in foreign markets for which we intend to primarily rely on collaboration with third parties. If we commercialize our products or product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

•	our inability to directly control commercial activities because we are relying on third parties;
•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;
•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
•	import or export licensing requirements;
•	longer accounts receivable collection times;
•	longer lead times for shipping;
•	language barriers for technical training;
•	reduced protection of intellectual property rights in some foreign countries, and related prevalence of generic alternatives to our products;
•	foreign currency exchange rate fluctuations;
•	our customers’ ability to obtain reimbursement for our products in foreign markets; and
•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

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Foreign sales of our products or product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We are subject to various regulations pertaining to the marketing of our approved products.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration for the purchase of our products, including inducements to potential patients to request our products and services. Additionally, any product promotion educational activities, support of continuing medical education programs, and other interactions with health-care professionals must be conducted in a manner consistent with the FDA regulations and the Anti-Kickback Statute. The Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Violations of the Anti-Kickback Statute can also carry potential federal False Claims Act liability. Additionally, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third party payer, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. These and any new regulations or requirements may be difficult and expensive for us to comply with, may adversely impact the marketing of our existing products or delay introduction of our product candidates, which may have a material adverse effect on our business, operating results and financial condition.

 Our products and product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Further, if a product candidate receives marketing approval and we or others identify undesirable side effects caused by the product after the approval, or if drug abuse is determined to be a significant problem with an approved product, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw or limit their approval of the product;
•	regulatory authorities may require the addition of labeling statements, such as a “Black Box warning” or a contraindication;
•	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;
•	we may decide to remove the product from the marketplace;
•	we could be sued and held liable for injury caused to individuals exposed to or taking the product; and
•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing an affected product or product candidates and significantly impact our ability to successfully commercialize or maintain sales of our product or product candidates and generate revenues.

Natesto contains, and future other product candidates may contain, controlled substances, the manufacture, use, sale, importation, exportation, prescribing and distribution of which are subject to regulation by the DEA.

Natesto, which is approved by the FDA, is regulated by the DEA as a Schedule III controlled substance. Before any commercialization of any product candidate that contains a controlled substance, the DEA will need to determine the controlled substance schedule, taking into account the recommendation of the FDA. This may be a lengthy process that could delay our marketing of a product candidate and could potentially diminish any regulatory exclusivity periods for which we may be eligible. Natesto is, and our other product candidates may, if approved, be regulated as “controlled substances” as defined in the Controlled Substances Act of 1970, or CSA, and the implementing regulations of the DEA, which establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA. These requirements are applicable to us, to our third-party manufacturers and to distributors, prescribers and dispensers of our product candidates. The DEA regulates the handling of controlled substances through a closed chain of distribution. This control extends to the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce. A number of states and foreign countries also independently regulate these drugs as controlled substances.

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The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances.

Natesto is regulated by the DEA as a Schedule III controlled substance. Consequently, the manufacturing, shipping, storing, selling and using of the products are subject to a high degree of regulation. Also, distribution, prescribing and dispensing of these drugs are highly regulated.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule.

Because of their restrictive nature, these laws and regulations could limit commercialization of our product candidates containing controlled substances. Failure to comply with these laws and regulations could also result in withdrawal of our DEA registrations, disruption in manufacturing and distribution activities, consent decrees, criminal and civil penalties and state actions, among other consequences.

If testosterone replacement therapies are found, or are perceived, to create health risks, our ability to sell Natesto could be materially adversely affected and our business could be harmed.

Recent publications have suggested potential health risks associated with testosterone replacement therapy, such as increased cardiovascular disease risk, including increased risk of heart attack or stroke, fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, including prostate cancer, and the suppression of sperm production. Prompted by these events, the FDA held a T-class Advisory Committee meeting on September 17, 2014 to discuss this topic further. The FDA has also asked health care professionals and patients to report side effects involving prescription testosterone products to the agency.

At the T-class Advisory Committee meeting held on September 17, 2014, the Advisory Committee discussed (i) the identification of the appropriate patient population for whom testosterone replacement therapy should be indicated and (ii) the potential risk of major adverse cardiovascular events, defined as non-fatal stroke, non-fatal myocardial infarction and cardiovascular death associated with testosterone replacement therapy.

At the meeting, the Advisory Committee voted that the FDA should require sponsors of testosterone products to conduct a post marketing study (e.g. observational study or controlled clinical trial) to further assess the potential cardiovascular risk.

It is possible that the FDA’s evaluation of this topic and further studies on the effects of testosterone replacement therapies could demonstrate the risk of major adverse cardiovascular events or other health risks or could impose requirements that impact the marketing and sale of Natesto, including:

•	mandate that certain warnings or precautions be included in our product labeling;
•	require that our product carry a “black box warning”; and
•	limit use of Natesto to certain populations, such as men without specified conditions.

Demonstrated testosterone replacement therapy safety risks, as well as negative publicity about the risks of hormone replacement therapy, including testosterone replacement, could hurt sales of and impair our ability to successfully relaunch Natesto, which could have a materially adverse impact on our business.

FDA action regarding testosterone replacement therapies could add to the cost of producing and marketing Natesto.

The FDA is requiring post-marketing safety studies for all testosterone replacement therapies approved in the U.S. to assess long-term cardiovascular events related to testosterone use. Depending on the total cost and structure of the FDA’s proposed safety studies there may be a substantial cost associated with conducting these studies. Pursuant to our license agreement with Acerus Pharmaceuticals, Acerus is obligated to reimburse us for the entire cost of any studies required for Natesto by the FDA. However, in the event that Acerus is not able to reimburse us for the cost of any required safety studies, we may be forced to incur this cost, which could have a material adverse impact on our business and results of operations.

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Our approved products may not be accepted by physicians, patients, or the medical community in general.

Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if we or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product is preferable to any existing medicines or treatments. We cannot predict the degree of market acceptance of any of our approved products, which will depend on a number of factors, including, but not limited to:

•	the efficacy and safety of the product;
•	the approved labeling for the product and any required warnings;
•	the advantages and disadvantages of the product compared to alternative treatments;
•	our and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;
•	the reimbursement policies of government and third-party payors pertaining to the product; and
•	the market price of our product relative to competing treatments.

We may use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes may involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed any insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

Intellectual Property Risks Related to Our Business

Our ability to compete may decline if we do not adequately protect our proprietary rights or if we are barred by the patent rights of others.

Our commercial success depends on obtaining and maintaining proprietary rights to our products and product candidates as well as successfully defending these rights against third-party challenges. We will only be able to protect our products and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our products and product candidates is uncertain due to a number of factors, including that:

•	we may not have been the first to make the inventions covered by pending patent applications or issued patents;
•	we may not have been the first to file patent applications for our products and product candidates;
•	others may independently develop identical, similar or alternative products, compositions or devices and uses thereof;
•	our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;
•	any or all of our pending patent applications may not result in issued patents;
•	we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;
•	any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;
•	our compositions, devices and methods may not be patentable;
•	others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or
•	others may identify prior art or other bases which could invalidate our patents.

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Even if we have or obtain patents covering our products and product candidates, we may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds, therapeutic products, diagnostic devices, personal care products and devices and some of these relate to our products and product candidates. These could materially affect our ability to sell our products and develop our product candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our products and product candidates may infringe. These patent applications may have priority over patent applications filed by us.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our business, prospects, financial condition and results of operations.

Pharmaceutical and medical device patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical and medical device companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products and product candidates without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our products and product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments in patent law could have a negative impact on our business.

From time to time, the United States Supreme Court, other federal courts, the United States Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on our business.

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In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, because we operate in the highly technical field of discovery and development of therapies and medical devices, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

 We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for us to stop the infringement of some of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

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Third parties may assert ownership or commercial rights to inventions we develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have or expect to have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator’s materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator’s samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We might employ individuals who were previously employed at universities or other biopharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in the pharmaceutical and medical device industries regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our products or product candidates infringe the intellectual property rights of others. If our development and commercialization activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from using the patented drugs, compositions or devices. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and stock price. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;
•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell products; or
•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business, prospects and financial condition. As a result, we could be prevented from commercializing our products and product candidates.

Risks Related to Our Organization, Structure and Operation

We intend to acquire, through asset purchases or in-licensing, businesses or products, or form strategic alliances, in the future, and we may not realize the intended benefits of such acquisitions or alliances.

We intend to acquire, through asset purchases or in-licensing, additional businesses or products, form strategic alliances and/or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses or assets with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses or assets if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition or alliance, we will achieve the expected synergies to justify the transaction. These risks apply to our acquisition of ProstaScint in May 2015, Natesto in April 2016 and Fiera in May 2017. As an example, we acquired Primsol in October 2015, but sold it in March 2017. Depending on the success or lack thereof of any of our existing or future acquired products and product candidates, we might seek to out-license, sell or otherwise dispose of any of those products or product candidates, which could adversely impact our operations if the dispositions triggers a loss, accounting charge or other negative impact.

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In fiscal 2017, the great majority of our net revenue and gross accounts receivable were due to three significant customers, the loss of which could materially and adversely affect our results of operations.

During fiscal 2017 and fiscal 2016, three customers accounted for 74% and one customer that accounted for 86%, respectively, of our net revenue. At June 30, 2017 and 2016, the same customers accounted for 60% and 69%, respectively, of our gross accounts receivable. Although we expect to increase revenue and not be as reliant on only a few customers, at least for fiscal 2018, and perhaps beyond, the loss of any of these customers could have a material adverse effect on our results of operations.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

As of June 30, 2017, we had 60 full-time employees, and in connection with being a public company, we expect to continue to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the planned expanded commercialization of our approved products and the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to expand the market for our approved products and develop our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We depend on key personnel and attracting qualified management personnel and our business could be harmed if we lose personnel and cannot attract new personnel.

Our success depends to a significant degree upon the technical and management skills of our directors, officers and key personnel. Any of our directors could resign from our board at any time and for any reason. Although our executive officers Joshua Disbrow, Jarrett Disbrow and Gregory Gould have employment agreements, the existence of an employment agreement does not guarantee the retention of the executive officer for any period of time, and each agreement obligates us to pay the officer lump sum severance of two years of salary if we terminate him without cause, as defined in the agreement, which could hurt our liquidity. The loss of the services of any of these individuals would likely have a material adverse effect on us. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. We do not maintain key person life insurance for any of our officers or key personnel. The loss of any of our directors or key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel, including directors, against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Product liability and other lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our product candidates.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical, medical device and personal care products and devices. Side effects of, or manufacturing defects in, products that we develop and commercialized could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

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We may be subject to legal or administrative proceedings and litigation other than product liability lawsuits which may be costly to defend and could materially harm our business, financial condition and operations.

Although we maintain general liability, clinical trial liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product or other legal or administrative liability claims could prevent or inhibit the commercial production and sale of any of our products and product candidates that receive regulatory approval, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our collaborators’ ability to commercialize our products successfully.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our product candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of June 30, 2017, we had federal net operating loss carryforwards of approximately $42.3 million. The available net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2032 and will completely expire in 2036. Under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including, without limitation, the consolidated income tax return regulations, various corporate changes could limit our ability to use our net operating loss carryforwards and other tax attributes (such as research tax credits) to offset our income. Because Ampio’s equity ownership interest in our company fell to below 80% in January 2016, we were deconsolidated from Ampio’s consolidated federal income tax group. As a result, certain of our net operating loss carryforwards may not be available to us and we may not be able to use them to offset our U.S. federal taxable income. As a consequence of the deconsolidation, it is possible that certain other tax attributes and benefits resulting from U.S. federal income tax consolidation may no longer be available to us. Our company and Ampio do not have a tax sharing agreement that could mitigate the loss of net operating losses and other tax attributes resulting from the deconsolidation or our incurrence of liability for the taxes of other members of the consolidated group by reason of the joint and several liability of group members. In addition to the deconsolidation risk, an “ownership change” (generally a 50% change (by value) in equity ownership over a three-year period) under Section 382 of the Code could limit our ability to offset, post-change, our U.S. federal taxable income. Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carryforwards and certain recognized built-in losses. We believe that the August 2017 financing created over a 50% change in our equity ownership so our current tax loss carryforward will be limited in the future. Either the deconsolidation or the ownership change scenario could result in increased future tax liability to us.

 Our outstanding warrants may result in dilution to our stockholders and may impede our ability to raise equity capital.

The exercise of some or all of our outstanding warrants to purchase our common stock may dilute the ownership interests of existing stockholders. In particular, on August 15, 2017, we had outstanding warrants to purchase up to an aggregate of 6,600,719 shares. Included in these warrants are warrants that we issued in August 2017 to purchase up to an aggregate of 5,920,001 shares of common stock (the August 2017 warrants), with a current exercise price of $3.60 per share, that contain certain price adjustment and anti-dilution provisions. Until such time as our common stock is listed on any NASDAQ or NYSE exchange, these anti-dilution provisions may be triggered upon any future issuance by us of securities convertible into shares of our common stock or any rights, warrants or options to purchase shares of our common stock at a price per share below the then-exercise price of the warrants, subject to some exceptions.

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To the extent that these anti-dilution provisions are triggered in the future, we would be required to reduce the exercise price of all of the warrants on a full-ratchet basis, which would have a dilutive effect on our stockholders. In addition, any sales in the public market of the shares of our common stock issuable upon such exercise could adversely affect prevailing market prices of our common stock.

Furthermore, the existence of these August 2017 warrants may encourage short selling by market participants because the anticipated exercise of such warrants for shares of our common stock could depress the market price of our common stock.

The anti-dilution provisions of the August 2017 warrants also may impede our ability to raise equity capital in the future due to the limitation on issuing any common stock or securities convertible into common stock at a price less than $3.60 per share. On September 21, 2017, the closing price of our common stock as reported on the OTCQX was $4.00. Should we be unable to list our common stock on any NASDAQ or NYSE exchange and should our common stock price remain at or near that level, any equity financing in the future may be too onerous due to the anti-dilution protection afforded the August 2017 warrants.

Several stockholders potentially own a significant percentage of our stock and could be able to exert significant control over matters subject to stockholder approval.

At August 15, 2017, eight entities who invested in our August 2017 common and preferred stock and warrant financing own common and/or preferred stock and warrants that potentially would enable them to beneficially own in excess of 4.99% or 9.99% of our common stock. The preferred stock and warrants held by these investors contain a provision that prohibits the conversion or exercise of the preferred stock or warrants should the holder beneficially own in excess of 4.99% or 9.99%, as elected by the investor, after giving effect to such conversion or exercise. However, the significant ownership potential of these investors, and the significant investment that they have made in our company, could give these stockholders the ability to influence us through their ownership positions, even if they are prohibited from converting or exercising their preferred stock or warrants to acquire more than 4.99% or 9.99% of our common stock at any time. Further, this significant ownership potential may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Restrictions under our August 2017 Securities Purchase Agreement may limit our ability to raise funds and operate our business.

The August 2017 Securities Purchase Agreement contains covenants described below that may restrict our ability to finance future operations or capital needs or to engage in other business activities.

For the 24 months following the Effective Date, as defined in the Securities Purchase Agreement, upon any issuance by us of any common stock or common stock equivalents for cash consideration or indebtedness or a combination thereof (a “Subsequent Financing”), each investor in the offering will have the right to participate in up to an amount of the Subsequent Financing equal to 35% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing. The “Effective Date” is the earliest of the date that (a) the initial registration statement registering all of the shares of common stock and the shares of common stock into which the Series A Preferred Stock is convertible and the warrants (collectively, the “Securities”) are exercisable has been declared effective by the SEC, (b) all of the Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for our company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of August 15, 2017, all of the Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act of 1933, as amended (the “Securities Act”), without volume or manner-of-sale restrictions.

Until the later of (i) 270 days after the Effective Date and (ii) 365 days from August 15, 2017, without the consent of investors that purchased at least 51% of the shares of common stock in the offering, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or file any registration statement covering the issuance or resale of any shares of common stock or common stock equivalents. If the value weighted average price of our common stock exceeds $1.00 (as adjusted for stock splits, stock dividends and similar corporate events) for five or more consecutive trading days, this right will terminate.

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Until such time as no investor in the August 2017 offering holds any of the warrants, we are prohibited from effecting or entering into an agreement to affect any issuance by us of our common stock or common stock equivalents involving a Variable Rate Transaction, as defined in the Securities Purchase Agreement. “Variable Rate Transaction” means a transaction in which we (i) issue any debt or equity securities that are convertible into common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock or (ii) enter into any transaction under, any agreement, including, but not limited to, an equity line of credit, an “at-the-market” offering or similar agreement, whereby we may issue securities at a future determined price.

The restrictions and covenants in the August 2017 Securities Purchase Agreement, as well as any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control and we may not be able to meet those covenants.

Risks Related to Securities Markets and Investment in our Securities

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the OTCQX. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that we will maintain an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

Our ability to uplist our common stock to the NASDAQ or NYSE American is subject to us meeting applicable listing criteria.

We intend to apply for our common stock to be listed on the NASDAQ or NYSE American, each a national securities exchange. Each exchange requires companies desiring to list their common stock to meet certain listing criteria including total number of stockholders; minimum stock price, total value of public float, and in some cases total shareholders’ equity and market capitalization. Our failure to meet such applicable listing criteria could prevent us from listing our common stock on either exchange. In the event we are unable to uplist our common stock, our common stock will continue to trade on the OTCQX market, which is generally considered less liquid and more volatile than the either exchange. Our failure to uplist our common stock could make it more difficult for you to trade our common stock shares, could prevent our common stock trading on a frequent and liquid basis and could result in the value of our common stock being less than it would be if we were able to uplist.

If we apply and our common stock is accepted for uplisting on the NASDAQ or NYSE American, our failure to meet the continued listing requirements of such exchange could result in a delisting of our common stock.

If our common stock were to be uplisted on the NASDAQ or NYSE American, and thereafter we fail to satisfy the continued listing requirements of such exchange, such as the corporate governance requirements or the minimum closing bid price requirement, the exchange may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we anticipate that we would take actions to restore our compliance with applicable exchange requirements, such as stabilize our market price, improve the liquidity of our common stock, prevent our common stock from dropping below such exchange’s minimum bid price requirement, or prevent future non-compliance with such exchange’s listing requirements.

If we fail to comply with the continued trading standards of the OTCQX U.S. Premier tier, it may result in our common stock moving tiers in the OTC Markets.

Our common stock is currently quoted for trading on the OTCQX U.S. Premier tier, and the continued quotation of our common stock on the OTCQX U.S. Premier tier is subject to our compliance with a number of standards. These standards include the requirement of our common stock to have a minimum bid price of $1.00 per share as of the close of business for at least one of every thirty consecutive calendar days.

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Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may, as we have in the past, sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

Pursuant to our 2015 Stock Plan, our Board of Directors is currently authorized to award up to a total of 3.0 million shares of common stock or options to purchase shares of common stock to our officers, directors, employees and non-employee consultants. As of June 30, 2017, options to purchase 38,263 shares of common stock issued under our 2015 Stock Plan at a weighted average exercise price of $16.31 per share were outstanding. In addition, at June 30, 2017, there were outstanding warrants to purchase an aggregate of 286,049 shares of our common stock at a weighted average exercise price of $50.29. Stockholders will experience dilution in the event that additional shares of common stock are issued under our 2015 Stock Plan, or options issued under our 2015 Stock Plan are exercised, or any warrants are exercised for shares of our common stock.

Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

The trading price of our common stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the products or product candidates we acquire for commercialization;
•	the products and product candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those product candidates;
•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;
•	actual or anticipated adverse results or delays in our clinical trials;
•	our failure to expand the market for our currently approved products or commercialize our product candidates, if approved;
•	unanticipated serious safety concerns related to the use of any of our product candidates;
•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
•	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;
•	introduction of new products offered by us or our competitors;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our ability to maintain an adequate rate of growth and manage such growth;
•	issuances of debt or equity securities;
•	sales of our common stock by us or our stockholders in the future, or the perception that such sales could occur;
•	trading volume of our common stock;
•	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;
•	general political and economic conditions;
•	effects of natural or man-made catastrophic events;
•	other events or factors, many of which are beyond our control;
•	adverse regulatory decisions;
•	additions or departures of key scientific or management personnel;
•	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;
•	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our product candidates;
•	our dependence on third parties, including CROs and scientific and medical advisors;
•	our ability to uplist our common stock to a national securities exchange;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

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•	actual or anticipated variations in quarterly operating results; and
•	failure to meet or exceed the estimates and projections of the investment community.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. Because these FINRA requirements are applicable to our common stock, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our common stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and any trading volume to decline.

We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Certificate of Incorporation authorize the issuance of up to 100.0 million shares of our common stock and up to 50.0 million shares of preferred stock with the rights, preferences and privileges that our Board of Directors may determine from time to time. At the next annual shareholders meeting, we may seek approval to increase our authorized common shares from 100.0 million common shares authorized to 200.0 million or 300.0 million shares. As of June 30, 2017, we had 824,831 shares of our common stock issued and outstanding, which represents less than 1% of our total authorized shares of common stock. In addition to capital raising activities, which we expect to continue to pursue to raise the funding we will need in order to continue our operations, other possible business and financial uses for our authorized capital stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plans, or other transactions and corporate purposes that our Board of Directors deems are in the best interest of our company. Additionally, shares of our capital stock could be used for anti-takeover purposes or to delay or prevent changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may not enhance stockholder value, they may have rights, preferences and privileges that are superior to those of our common stock, and they may have an adverse effect on our business or the trading price of our common stock. The issuance of any additional shares of our common stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

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Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We could need significant additional capital in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing stockholders could cause the market price of our common stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

Some provisions of our charter documents and applicable Delaware law may discourage an acquisition of us by others, even if the acquisition may be beneficial to some of our stockholders.

Provisions in our Certificate of Incorporation and Amended and Restated Bylaws, as well as certain provisions of Delaware law, could make it more difficult for a third-party to acquire us, even if doing so may benefit some of our stockholders. These provisions include:

•	the authorization of 50.0 million shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;
•	limiting the removal of directors by the stockholders;
•	allowing for the creation of a staggered board of directors;
•	eliminating the ability of stockholders to call a special meeting of stockholders; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of discouraging, delaying or preventing someone from acquiring us or merging with us, whether or not it is desired by or beneficial to our stockholders.

Any provision of our Certificate of Incorporation or Bylaws or of Delaware law that is applicable to us that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock in the event that a potentially beneficial acquisition is discouraged, and could also affect the price that some investors are willing to pay for our common stock.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Certificate of Incorporation and our Bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

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Risks Relating to the Offering by the Selling Stockholders

If the selling stockholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

Up to 9,844,684 shares of common stock may be resold by certain stockholder through this prospectus. Should the selling stockholders decide to sell their shares at a price below the market price as quoted on OTCQX, or any exchange on which our common stock might be listed in the future, the price may continue to decline. A steep decline in the price of our common stock upon being quoted on OTCQX, or any exchange on which our common stock might be listed in the future, would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current stockholders.

We may become obligated to pay liquidated damages if we fail to file, obtain effectiveness and maintain effectiveness of a registration statement under a registration rights agreement we entered into with the selling stockholders.

We have granted to the selling stockholders resale registration rights pursuant to the terms of a registration rights agreement. In addition to the registration rights, the selling stockholders are entitled to receive liquidated damages upon the occurrence of a number of events relating to filing, becoming effective and maintaining an effective registration statement covering the securities being registered. The liquidated damages will be payable upon the occurrence of each of those events and each monthly anniversary thereof until cured. The amount of liquidated damages payable per monthly period is equal to 2.0% of the aggregate purchase price paid by each selling stockholder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the commercial success and market acceptance of any of our products and product candidates that are approved for marketing in the United States or other countries;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products and product candidates;

•	our ability to manufacture sufficient amounts of our product candidates for clinical trials and our products for commercialization activities;

•	our need for, and ability to raise, additional capital;

•	the number, designs, results and timing of our clinical trials;

•	the regulatory review process and any regulatory approvals that may be issued or denied by the U.S. Food and Drug Administration or other regulatory agencies;

•	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

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•	the medical benefits, effectiveness and safety of our products and product candidates;

•	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our products and product candidates have been developed to treat;

•	our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them; and

•	other factors discussed elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

The 9,844,684 shares that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders. As a result, all proceeds from the sales of the 3,030,014 shares of common stock currently outstanding and the 750,000 shares issuable upon the conversion of the Series A preferred stock and offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders. We will receive proceeds for the exercise of warrants, but not for the subsequent sale of the shares underlying the warrants.

We may receive up to a total of $21,832,812 in gross proceeds if all of the warrants are exercised hereunder for cash. However, as we are unable to predict the timing or amount of potential exercises of the warrants, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. It is possible that the warrants may expire and may never be exercised.

After the exercise of any of the warrants, we would not receive any proceeds from the resale of those shares by the selling stockholders because those shares will be sold for the accounts of the selling stockholders named in this prospectus.

We will incur all costs associated with this registration statement and prospectus.

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTCQX under the symbol “AYTU.” Prior to December 14, 2015, our common stock was quoted on the OTCQB Market. The following table sets forth the range of bid and asked quotations for our common stock on the OTCQX or OTCQB, for the periods shown. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

Fiscal Year ended June 30, 2016	High	Low
First Quarter (ended September 30, 2015)	$1,140.00	$1,111.20
Second Quarter (ended December 31, 2015)	$1,140.00	$753.60
Third Quarter (ended March 31, 2016)	$840.00	$134.40
Fourth Quarter (ended June 30, 2016)	$146.40	$72.00

Fiscal Year ended June 30, 2017	High	Low
First Quarter (ended September 30, 2016)	$100.00	$60.20
Second Quarter (ended December 31, 2016)	$77.80	$20.40
Third Quarter (ended March 31, 2017)	$25.20	$14.82
Fourth Quarter (ended June 30, 2017)	$18.20	$10.20

On September 21, 2017, the closing price as reported on the OTCQX of our common stock was $4.00. As of August 21, 2017, there were 570 holders of record of our common stock.

Dividend Policy

We have not paid any cash dividends on our common stock and our Board of Directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. Delaware law prohibits us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of our common stock as to payment of dividends.

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Private Placement of Preferred Shares, Common Shares and Warrants

General

On August 11, 2017, we entered into a Securities Purchase Agreement with various investors pursuant to which we agreed to sell Class A and Class B equity units for gross proceeds of approximately $11.8 million. Giving effect to the 1-for-20 reverse stock split effected on August 25, 2017, Class A units consist of one twentieth (1/20) of a share of common stock and a warrant to purchase three-fortieths (3/40) of a share of common stock and were sold at a negotiated price of $3.00 per unit. Class B units consist of one (1) share of our newly created Series A Convertible Preferred Stock, or the “Series A Preferred Stock”, and warrants to purchase three-fortieths (3/40) of a share of common stock for each share of common stock into which the Series A Preferred Stock is convertible and were sold at a negotiated price of $1,000 per unit to those purchasers who, together with their affiliates and certain related parties, would beneficially own more than 9.99% of our outstanding common stock following the offering. The offering closed on August 15, 2017.

In the offering, we issued an aggregate of 3,196,682 shares of our common stock, 2,250 shares of Series A Preferred Stock, convertible into 750,000 shares of common stock, subject to adjustment, and warrants to purchase up to an aggregate of 6,314,670 shares of our common stock.

Until such time as our common stock is listed on any NASDAQ or NYSE exchange, if we issue securities convertible into shares of our common stock, or “Convertible Securities”, or any rights, warrants or options to purchase shares of our common stock or Convertible Securities, for a consideration per share, or the “New Issuance Price”, less than a price equal to the warrants’ exercise price in effect immediately prior to such issuance, then the exercise price of the warrants then in effect will be reduced to an amount equal to the New Issuance Price. Such adjustment of the exercise price does not apply to issuances under our equity incentive plans or for convertible securities outstanding on August 11, 2017.

Warrants

The exercise price of the warrants is $3.60 per share, subject to adjustment for stock splits, stock dividends and similar corporate events and as described below. The warrants terminate in five years. The warrants may be exercised on a cashless basis if after the six month anniversary of August 15, 2017 there is not an effective registration statement covering the resale of the underlying shares of common stock.

An investor will be prohibited from exercising a warrant if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% or 9.99%, as elected by the investor at the closing of the offering, of the total number of shares of our common stock then issued and outstanding.

Series A Convertible Preferred Stock

On August 11, 2017, we filed a Certificate of Designation of Series A Convertible Preferred Stock with the Delaware Secretary of State classifying and designating the rights, preferences and privileges of the Series A Preferred Stock, of which there are 10,000 shares authorized. On August 15, 2017, we issued an aggregate of 2,250 shares of Series A Convertible Preferred Stock.

At any time, at the option of the holder, Series A Preferred Stock may be converted into a number of shares of common stock equal to $1,000.00 divided by the conversion price, which is $3.00, subject to adjustment for stock splits, stock dividends and similar corporate events

An investor will be prohibited from converting any Series A Preferred Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

Except as otherwise expressly provided by law, the holders of shares of Series A Preferred Stock are entitled to vote with the common stock, as if converted into shares of common stock, provided, however, that in no event will a holder of shares of Series A Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation.

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Registration Rights

In connection with the offering, on August 11, 2017, we also entered into a Registration Rights Agreement with the investors. Pursuant to the Registration Rights Agreement, we must file with the SEC no later than September 5, 2017, a registration statement on Form S-1 covering the shares of common stock issued in the offering and all of the shares of common stock underlying the Series A Preferred Stock and warrants. We have filed this registration statement, of which this prospectus is a part, to comply with this registration obligation. If this registration statement is not declared effective by October 5, 2017, we will be required pay a penalty to each holder in an amount equal to 2% of its purchase price per month until all shares are covered by an effective registration statement. In addition, we may not file another registration statement for unrelated securities until all of the shares of common stock issued in the offering and all of the shares of common stock underlying the Series A Preferred Stock and warrants are covered by an effective registration statement.

Restrictions on Future Financings

For the 24 months following the Effective Date, as defined in the Securities Purchase Agreement, upon any issuance by us of any common stock or common stock equivalents for cash consideration or indebtedness or a combination thereof, referred to herein as a “Subsequent Financing”, each investor in the offering will have the right to participate in up to an amount of the Subsequent Financing equal to 35% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The “Effective Date” is the earliest of the date that

•	the initial registration statement registering all of the shares of common stock and the shares of common stock into which the Series A Preferred Stock is convertible and the warrants, referred to herein collectively, as the “Securities”, are exercisable has been declared effective by the SEC;

•	all of the Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for our company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions; or

•	following the one year anniversary of August 15, 2017, all of the Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions.

Until the later of (i) 270 days after the Effective Date and (ii) 365 days from August 15, 2017, without the consent of investors that purchased at least 51% of the shares of common stock in the offering, we may not:

•	issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents; or

•	file any registration statement covering the issuance or resale of any shares of common stock or common stock equivalents.

If the value weighted average price of our common stock exceeds $20.00 (as adjusted for stock splits, stock dividends and similar corporate events) for five or more consecutive trading days, this right will terminate.

Until such time as no investor in the offering holds any of the warrants, we are prohibited from effecting or entering into an agreement to effect any issuance by us of our common stock or common stock equivalents involving a Variable Rate Transaction, as defined in the Securities Purchase Agreement. “Variable Rate Transaction” means a transaction in which we

•	issue any debt or equity securities that are convertible into common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock; or

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•	enter into any transaction under, any agreement, including, but not limited to, an equity line of credit, an “at-the-market” offering or similar agreement, whereby we may issue securities at a future determined price.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those shares of common stock previously issued to the selling stockholders, and those shares issuable to the selling stockholders upon exercise of the warrants and conversion of the preferred stock held by the selling stockholders. For additional information regarding the issuances of those shares of preferred stock, common stock and warrants, see "Private Placement of Preferred Shares, Common Shares and Warrants" above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of preferred stock, common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years, except for Lincoln Park Capital Fund, LLC, with whom we entered into a purchase agreement in July 2016 pursuant to which we sold to Lincoln Park an aggregate of 16,684 shares of common stock and issued 2,625 shares of common stock as a commitment fee. We terminated the purchase agreement effective August 16, 2017.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of preferred stock, common stock and warrants, as of August 15, 2017, assuming conversion of the preferred stock and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth and fifth columns list the number and percentage, respectively, of shares of common stock beneficially owned by each selling stockholder after the offering, assuming all of the shares being offered by the selling stockholders pursuant to this prospectus are sold in this offering.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the August 2017 private placement, (ii) the maximum number of shares of common stock issuable upon conversion of the related preferred stock, determined as if the outstanding shares of preferred stock were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (iii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants or the conversion of the preferred stock.

Under the terms of the warrants and the Certificate of Designation, a selling stockholder may not exercise the warrants or convert the preferred stock to the extent such exercise or conversion would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and shares of common stock issuable upon conversion of the preferred stock which has not been converted. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

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Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
AIGH Partners LP	453,750	453,750	--	--
AKS Family Partners, LP	84,585(2)	83,334	1,251	*
Anthony Sica(3)	13,591(2)	13,024	532	*
Armistice Capital Master Fund Ltd.(4)	2,500,000	2,500,000	--	--
Andrew K. Sandman	16,667	16,667	--	--
Anthony G. Polak “S”	41,667	41,667	--	--
Anthony G. Polak	41,667	41,667	--	--
Ballyshannon Family Partnership, L.P.	37,605(2)	37,500	105	*
Ballyshannon Partners, L.P.	87,905(2)	87,800	105	*
Andrew Luciano	6,250	6,250	--	--
Benjamin Geber	9,002(2)	8,334	668	*
Bigger Capital Fund, LP	125,000	125,000	--	--
BPN Partnership	20,834	20,834	--	--
B&M Horwitz Grandchildren’s Trust	29,167	29,167	--	--
Burton Horwitz DDS PA Employee Profit Sharing Trust	83,334	83,334	--	--
Bruce L. Boyd	12,500	12,500	--	--
Clayton A. Struve	125,000	125,000	--	--
Clifford Disbrow	208,334	208,334	--	--
Investor Company ITF 5J5862 Covista Value Fund LP	125,000	125,000	--	--
Craig Skop(3)	11,189(2)	10,854	335	*
David S. Nagelberg 2003 Revocable Trust	125,000	125,000	--	--
EDJ Limited	41,667	41,667	--	--
Dendera Capital Fund, LP	181,168(2)	166,668	14,500	*
Domarco Venture Capital	41,667	41,667	--	--
Empery Asset Master, LTD(5)	172,190	172,190	--	--
Empery Tax Efficient II, LP(6)	146,818	146,818	--	--
Empery Tax Efficient, LP(7)	97,660	97,660	--	--
Eos Holdings LLC	255,164(2)	234,500	20,664	*
Eric Lord(3)	28,352(2)	27,134	1,218
Evan Horwitz	16,667	16,667	--	--
Fordham Financial Management(3)	187,026(2)	177,600	9,426	*
G. Nicholas Farwell & Gail Farwell TTEE u/a 12-2-98 FBO Farwell Family Trust	586,834(2)	583,334	3,500	*
Galileo Partners Fund I, L.P.(8)	418,751(2)	375,000	43,751	*

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Gil D. Steadman	41,667	41,667	--	--
Gregory Jay	33,750	33,750	--	--
Healthcare Opportunities Master Fund, L.P.	83,334	83,334	--	--
Howard Deshong(8)	125,000	125,000	--	--
High Capital Funding, LLC	21,034(2)	20,834	200	*
Iroquois Capital Investment Group, LLC(9)	42,167(2)	41,667	500	*
Iroquois Master Fund LTD.(10)	45,226(2)	41,667	3,559	*
Jamie Polak	20,834	20,834	--	--
James Besser	186,529(2)	166,667	19,862	*
JeB Partners, L.P	519,862(2)	500,000	19,862	*
Joseph A. Alagna, Jr. (3)	33,975(2)	32,560	1,415	*
Karl & Andrea Fleisher	20,834	20,834	--	--
Kevin Mangan(3)	24,957(2)	23,878	1,079	*
Lammegeir Global Fund – Sub Account	15,000	15,000	--	--
Kevin Schrimper	125,000	125,000	--	--
Lincoln Park Capital Fund, LLC	267,376(2)	250,000	17,376	*
L1 Capital Global Opportunities Master Fund	83,334	83,334	--	--
Michael G. Sandman	83,334	83,334	--	--
Michael Horwitz	16,667	16,667	--	--
NauVista Capital Master Fund LP	37,500	37,500	--	--
Pacific Capital Mgmt LLC	345,482(2)	291,663	53,819	*
PoC Capital, LLC	12,500	12,500	--	--
Paul Cooney	17,500	17,500	--	--
Porter Partners, L.P.	166,667	166,667	--	--
Priyanka Mahajan(3)	22,683(2)	21,707	976	*
Ramnarain Jaigobind(3)	70,484(2)	68,376	2,108	*
Richard Molinsky	28,150(2)	25,000	3,150	*
Richard W. Baskerville Living Trust	75,000	75,000	--	--
Ronald Lazar	25,000	25,000	--	--
RL Capital Partners	62,500	62,500	--	--
Sabby Healthcare Master Fund, Ltd.(11)	197,646(2)	145,833	51,813	*
Sabby Volatility Warrant Master Fund, Ltd.(11)	175,246(2)	145,833	29,413	*
Sheila Ryan Disbrow	133,334	133,334	--	--
Stephan A. Stein(3)	20,386(2)	19,536	850	*
Steven McGovern	25,000	25,000	--	--
Steven Cohen	89,715(2)	83,334	6,381	*
Steven L. Senf	20,835	20,835	--	--
Syam Prasad Kethi Reddy	18,750	18,750	--	--
The Hewlett Fund, LP	125,000	125,000	--	--
Triple Gate Partners, LP	250,000	250,000	--	--
V2M Life Sciences LP	41,300(2)	37,500	3,800	*
Warburg WFV L.P	41,665	41,665	--	--
William E. Latham	12,500	12,500	--	--
Wolborsky Family Trust UA dtd 6.17.97	12,500	12,500	--	--

 * Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted, consists of common stock issued in the August 2017 private placement, and common stock underlying warrants issued in the August 2017 private placement.
(2)	Includes common stock and/or common stock underlying warrants issued prior to the August 2017 private placement.
(3)	Based on available information, we believe that this selling stockholder is an employee of a FINRA-registered broker-dealer. We believe that the selling stockholder has no agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock issuable upon exercise of the warrants held by the selling stockholder.
(4)	Consists of common stock issued in the August 2017 private placement, common stock issuable upon conversion of the Series A Convertible Preferred Stock issued in the August 2017 private placement and common stock underlying warrants issued in the August 2017 private placement.
(5)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(6)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(7)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(8)	Galileo Partners, LLC (GP) is the general partner of Galileo Partners Fund I, L.P. (GPFI), and has discretionary authority to vote and dispose of the shares held by GPFI and may be deemed to be the beneficial owner of these shares. Howard Deshong is the managing member of GP, and therefore may be deemed to beneficially own the shares beneficially owned by GP and GPFI.
(9)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.
(10)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As President of Iroquois Capital Management, LLC , Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.
(11)	Sabby Management, LLC and Hal Mintz have discretionary authority to vote and dispose of the shares held by Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Sabby Management, LLC and Hal Mintz disclaim beneficial ownership of such shares. Includes shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock issued in the August 2017 private placement and common stock underlying warrants issued in the August 2017 private placement.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQX or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

FINANCIAL STATEMENTS

Please see Part II, Item 8 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017, which is incorporated herein by reference, for the following financial statements:

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets as of June 30, 2017 and 2016

•	Consolidated Statements of Operations for the years ended June 30, 2017 and 2016

•	Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended June 30, 2017 and 2016

•	Consolidated Statements of Cash Flows for the years ended June 30, 2017 and 2016

•	Consolidated Notes to the Financial Statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please see Item 7 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017, which is incorporated herein by reference, for our management’s discussion and analysis of financial condition and results of operations for the respective periods.

BUSINESS

Please see Part I, Item 1 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017, which is incorporated herein by reference, for a discussion of our business.

Legal Proceedings

We are currently not party to any material legal or administrative proceedings and are not aware of any material pending or threatened legal or administrative proceedings in which we will become involved.

Employees

As of August 15, 2017, we had 63 full-time employees and utilized the services of a number of consultants on a temporary basis. Overall, we have not experienced any work stoppage and do not anticipate any work stoppage in the foreseeable future. None of our employees is subject to a collective bargaining agreement. Management believes that relations with our employees are good.

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Properties

On August 19, 2015, Aytu entered into a 37 month non-cancellable operating lease for new office space effective September 1, 2015. The new lease has initial base rent of $8,500 per month beginning in October 2015, with the total base rent over the term of the lease of approximately $318,000 which includes rent abatements. We have also opened a 1,333 square foot office in Raleigh, North Carolina for which the lease runs until July 31, 2018. We believe our current office space is sufficient to meet our current needs.

We recognize rental expense of the facility on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent.

MANAGEMENT

Please see “Directors and Executive Officers, and Corporate Governance” under Part III, Item 10 and “Director Independence” under Part III, Item 13 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017, which is incorporated herein by reference, for a discussion of our management and corporate governance.

EXECUTIVE AND DIRECTOR COMPENSATION

Please see “Executive Compensation” under Part III, Item 11 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017, which is incorporated herein by reference, for a discussion of executive and director compensation.

TRANSACTIONS WITH RELATED PERSONS

Please see “Related Party Transactions” and “Review, Approval or Ratification of Transactions with Related Persons” under Part III, Item 13 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017, which is incorporated herein by reference, for a discussion of our process for handling any transactions with related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
G. Nicholas Farwell & Gale Farwell TTEE U/A 12-2-98 FBO Farwell Family Trust (1)	583,334	13.34%
AIGH Partners LP(2)	453,750	10.57%
Armistice Capital Master Fund Ltd (3)	405,667	9.99%
JeB Partners, L.P. (4)	424,000	9.99%
Pacific Capital Mgmt LLC (5)	291,663	6.95%
Triple Gate Partners, LP (6)	250,000	5.99%
Manchester Management Company, LLC (7)	210,331	5.10%
Galileo Partners, LLC (8)	227,084	5.65%
Clifford Disbrow (9)	208,334	5.02%
Sheila Ryan Disbrow (10)	208,334	5.02%

Directors and Named Executive Officers:
Joshua R. Disbrow (11)	243,125	5.86%
Jarrett T. Disbrow (12)	240,219	5.79%
Gregory A. Gould (13)	18,471	* %
Michael Macaluso (14)	6,802	* %
Carl C. Dockery(15)	45,865	1.14%
John Donofrio(16)	4,000	* %
Gary Cantrell(17)	7,521	* %
All directors and executive officers as a group (seven persons)	566,003	13.22%

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* Represents beneficial ownership of less than 1%.

(1)	Consists of 233,334 shares of common stock and 350,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. The address of G. Nicholas Farwell & Gale Farwell TTEE U/A 12-2-98 FBO Farwell Family Trust is 1240 Arbor Road, Menlo Park, California 94025.
(2)	Consists of 181,500 shares of common stock and 272,250 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. The address of AIGH Partners LP is 6006 Berkeley Avenue, Baltimore, Maryland 21209.
(3)	Based on information provided in a Schedule 13G filed by Armistice Capital, LLC (“Armistice”) on August 24, 2017. Includes 366,667 shares of common stock and 38,973 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. Armistice is contractually limited to beneficial ownership of our common shares not to exceed 9.99% and this limitation has been taken into account in calculating the number of shares shown in the table for Armistice. The table does not include the following securities held by Armistice: (i) 633,333 shares of common stock underlying shares of Series A Preferred Stock and (ii) 1,461,000 shares of common stock issuable upon the exercise of warrants. The Managing Member of Armistice is Steven Boyd and its address is 510 Madison Avenue, 22nd Floor, New York, New York 10022.
(4)	Consists of 200,000 shares of common stock and 224,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. JeB Partners, L.P. is contractually limited to beneficial ownership of our common shares not to exceed 9.99% and this limitation has been taken into account in calculating the number of shares shown in the table for JeB Partners, L.P. The table does not include 76,000 shares of common stock issuable upon the exercise of warrants held by JeB Partners, L.P. The managing member of JeB Partners, L.P. is James E. Besser and its address is 2 Calle Candina #1701, San Juan, Puerto Rico, 00907.
(5)	Consists of 116,665 shares of common stock and 174,998 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. The address of Pacific Capital Management is 11601 Wilshire Blvd., Suite 1925, Los Angeles, California, 90025.
(6)	Consists of 100,000 shares of common stock and 150,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. The address of Triple Gate Partners, LP is 1 Penn Plaza, Suite 4501, New York, New York, 11091.
(7)	Based on information provided in a Schedule 13G filed by Manchester Management Company, LCC (“Manchester”) on August 23, 2017. Consists of 210,331 shares held by Manchester and 67,868 shares held by the managing member of Manchester, James E. Besser. Manchester’s address is 3 West Hill Place, Boston, Massachusetts 02114
(8)

Galileo Partners, LLC (GP) is the general partner of Galileo Partners Fund I, L.P. (GPFI), and has discretionary authority to vote and dispose of the shares held by GPFI and may be deemed to be the beneficial owner of these shares. Howard Deshong is the managing member of GP, and therefore may be deemed to beneficially own the shares beneficially owned by GP and GPFI. Includes (i) 27,084 shares of common stock held by GP, (ii) 150,000 shares of common stock held by GPFI, and (iii) 50,000 shares of common stock held by Howard Deshong. GP is contractually limited to beneficial ownership of our common shares not to exceed 4.99%, upon reaching such limit GP does not have the right to exercise any portion of its warrants, and this limitation has been taken into account in calculating the number of shares shown in the table for GP. The table does not include the following securities: (i) 16,667 shares of common stock underlying warrants held by GP, (ii) 225,000 shares of common stock underlying warrants held by GPFI, and (iii) 75,000 shares of common stock underlying warrants held by Howard Deshong. The address of GP is 1063 Gayley Avenue, Second Floor, Los Angeles, California 90024.

(9)	Consists of 83,334 shares of common stock and 125,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017.
(10)	Consists of 83,334 shares of common stock and 125,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017.
(11)	Consists of (i) 105,344 shares, (ii) 9,500 restricted shares (iii) 1,834 vested options to purchase shares of stock, (iv) 1,447 shares issuable upon the exercise warrants and (v) 125,000 shares issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. Does not include 2,328 shares held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.

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(12)	Consists of (i) 105,135 shares, (ii) 8,230 restricted shares, (iii) 1,834 vested options to purchase shares of common stock and (iv) 125,000 shares issuable upon the exercise of warrants exercisable within 60 days of August 15, 2017. Does not include 2,328 shares held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.
(13)	Consists of (i) 8,762 shares, (ii) 8,250 restricted shares, and (iii) vested options to purchase 1,459 shares of common stock.
(14)	Consists of (i) 1,489 shares, (ii) 3,250 restricted shares, and (iii) vested options to purchase 2,063 shares of common stock.
(15)	Consists of (i) 3,250 restricted shares, (ii) vested options to purchase 750 shares of common stock, and (iii) 41,865 shares held by Alpha Venture Capital Partners, L.P Mr. Dockery is the President of the general partner of Alpha Venture Capital Partners, L.P. and therefore may be deemed to beneficially own the shares beneficially owned by Alpha Venture Capital Partners, L.P.
(16)	Consists of (i) 3,250 restricted shares, and (ii) vested options to purchase 750 shares of common stock.
(17)	Consists of (i) 3,250 restricted shares, (ii) 3,521 shares, and (iii) vested options to purchase 750 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 100.0 million shares of common stock, $0.0001 par value per share, and 50.0 million shares of preferred stock, $0.0001 par value per share.

As of September 21, 2017, a total of 4,224,840 shares of our common stock were issued and outstanding and 2,250 shares of our Series A Convertible Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Preferred Stock

Our Certificate of Incorporation provides our Board of Directors with the authority to divide the preferred stock into series and to fix and determine the rights and preferences of the shares of any series of preferred stock established to the full extent permitted by the laws of the State of Delaware and the Certificate of Incorporation.

On August 11, 2017, we filed a Certificate of Designation of Series A Convertible Preferred Stock with the Delaware Secretary of State classifying and designating the rights, preferences and privileges of the Series A Preferred Stock, of which there are 10,000 shares authorized. As of August 15, 2017, a total of 2,250 shares of Series A Convertible Preferred Stock were issued and outstanding. At any time, at the option of the holder, Series A Preferred Stock may be converted into a number of shares of common stock equal to $1,000.00 divided by the conversion price, which is $3.00, subject to adjustment for stock splits, stock dividends and similar corporate events. A holder will be prohibited from converting any Series A Preferred Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding. Except as otherwise expressly provided by law, the holders of shares of Series A Preferred Stock are entitled to vote with the common stock, as if converted into shares of common stock, provided, however, that in no event will a holder of shares of Series A Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation.

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Warrants

As of August 31, 2017, we had outstanding warrants to purchase an aggregate of 6,600,719 shares of our common stock, consisting of:

•	Warrants to purchase 444 shares that were originally issued by Luoxis in 2013 and, in connection with the Merger, were converted into warrants to purchase shares of our common stock at a purchase price of $1,087.20 per share. These warrants expire on May 30, 2018;
•	Warrants to purchase 686 shares of our common stock that were issued in February 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $156.00, and provide for cashless exercise;
•	Warrants to purchase 429 shares of our common stock that were issued in February 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $15.00, and provide for cashless exercise;
•	Warrants to purchase 1,129 shares of our common stock that were issued in May 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $96.00, and provide for cashless exercise;
•	Warrants to purchase 27,202 shares of our common stock that were issued in the public offering of common stock and warrants we completed on May 6, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $120.00;
•	Warrants to purchase 15,279 shares of our common stock that were issued upon the closing of our public offering on May 5, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $120.00;
•	Warrants to purchase 5,474 shares of common stock issued to the underwriters of our public offering. These warrants are exercisable beginning May 2, 2017 until May 2, 2021 and have an exercise price equal to $15.00;
•	Warrants with a release to purchase 4,402 shares of common stock issued to the Luoxis stockholders. These warrants expire on July 7, 2021 and have an exercise price equal to $80.00;
•	Warrants to purchase 210,927 shares of our common stock that were issued upon the closing of our public offering on November 2, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $37.20;
•	Warrants to purchase 20,077 shares of common stock issued to the underwriters of our public offering. These warrants are exercisable beginning May 2, 2017 until May 2, 2021 and have an exercise price equal to $15.00;
•	Warrants to purchase 5,920,001 shares of our common stock that were issued in the public offering of common stock, preferred stock and warrants we completed on August 15, 2017. These warrants are exercisable for five years from issuance and have an exercise price equal to $3.60; and
•	Warrants to purchase 394,667 shares of our common stock that were issued in August 2017 to the placement agents in our public offering of common stock, preferred stock and warrants we completed on August 15, 2017. These placement agents’ warrants have a term of five years from August 25, 2017, and have an exercise price of $3.60, and provide for cashless exercise.

Options

On June 1, 2015, our stockholders approved the 2015 Stock Option and Incentive Plan, which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 3.0 million shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

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As of August 31, 2017, we had outstanding options to purchase an aggregate of 38,263 shares of our common stock at a weighted average exercise price of $16.31 per share. Of these, an aggregate of 23,385 are exercisable. The outstanding options have vesting requirements with an aggregate of 3,748 vesting one third on each of November 11, 2016, 2017 and 2018, an aggregate of 1,560 vesting one quarter on each of November 11, 2016, 2017, 2018 and 2019, an aggregate of 104 vesting one quarter on each of August 7, 2016, 2017, 2018 and 2019, an aggregate of 7,966 vesting one third on each of July 7, 2017, 2018 and 2019 and an aggregate of 1,500 vesting in full on November 4, 2017.

The 2015 Plan is administered by our Board or a committee designated by the Board (as applicable, the Administrator). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Administrator may delegate to our Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Persons eligible to participate in the 2015 Plan are full or part-time officers, employees, non-employee directors, directors and other key persons (including consultants and prospective officers) of our company and its subsidiaries as selected from time to time by the Administrator in its discretion. Approximately 30 individuals are currently eligible to participate in the 2015 Plan, which includes officers, employees who are not officers, non-employee director, former employees and other individuals who are primarily consultants.

The 2015 Plan provides that upon the effectiveness of a “sale event” as defined in the 2015 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options, stock appreciation rights and other awards will be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto.

Quotation on the OTCQX U.S. Premier Market

Our common stock is quoted on the OTCQX U.S. Premier Market under the symbol “AYTU”.

Transfer Agent

The transfer agent of our common stock is VStock Transfer. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaw. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, these provisions include:

•	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	allowing for the creation of a staggered board of directors;

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aytu BioScience, Inc. at June 30, 2017 and 2016, and for each of the two years in the period ended June 30, 2017, included in this prospectus have been audited by EKS&H LLLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.aytubio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, (720) 437-6580.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 31, 2017.
•	our Current Reports on Form 8-K filed with the SEC on July 20, 2017, July 27, 2017, August 16, 2017, and August 29, 2017.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of the Annual Report incorporated by reference, including exhibits to the document. You should direct any requests for documents to Aytu BioScience, Inc., 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, (720) 437-6580.

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You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered. None of these costs or expenses will be borne by the selling stockholders. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$4,108
Printing expenses	6,000	*
Legal fees and expenses	25,000	*
Accounting fees and expenses	10,000	*
Miscellaneous expenses	10,634	*
Total	$55,742	*

*	Estimated as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

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As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The following transactions give effect to the 1-for-12.174 reverse stock split effected on June 8, 2015, the 1-for-12 reverse stock split effected on June 30, 2016 and the 1-for-20 reverse split effected on August 25, 2017.

Rosewind

•	On September 25, 2014, Rosewind issued Craig K. Olson 35 shares of its common stock in consideration of $15,000.

•	On March 3, 2015, Rosewind accepted a cash investment from two irrevocable trusts for estate planning of which Joshua Disbrow and Jarrett Disbrow are beneficiaries. None of such persons have or share investment control over our shares held by such trusts. None of such persons, nor members of their respective immediate families, are trustees of such trusts. None of such persons have or share power to revoke such trusts. Accordingly, under Rule 16a-8(b) and related rules, none of such persons has beneficial ownership over our shares purchased and held by such trusts.

•	On April 16, 2015, Rosewind issued an aggregate of 52,764 shares of common stock to the stockholders of Vyrix and Luoxis in the merger of Vyrix and Luoxis with subsidiaries owned by Rosewind.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Rosewind to information about Rosewind. The sales of these securities were made without any general solicitation or advertising.

Aytu BioScience, Inc.

•	In July and August 2015, we issued $5,175,000 of convertible notes in a private placement under Section 506 of Regulation D. In connection with the private placement, pursuant to the exemption from registration provided by Section 4(2), we issued to the placement agents a warrant to purchase an amount of shares of our common stock equal to 8% of the gross number of shares of our common stock issuable upon conversion of the convertible notes and all accrued interest thereon. The placement agents’ warrant has a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to 100% of the price per share at which equity securities are sold in our next equity financing, and provides for cashless exercise.

•	On February 10, 2016, we completed the conversion of $4,125,000 in convertible notes and $143,000 of accrued interest. The notes were issued in financings that closed in July and August 2015. Upon the conversion, we issued an aggregate of 32,830 shares common stock. After this conversion, an aggregate of $1,050,000 of principal of convertible notes remained outstanding.

•	On May 5, 2016, as an inducement to enter into lock up agreements with the underwriters of our public offering, we issued 15,278 shares of common stock and warrants to purchase 15,278 shares of common stock to holders of convertible notes that automatically converted into shares of common stock and warrants to purchase common stock, which conversion was triggered by the closing of our public offering of common stock and warrants on May 6, 2016.

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•	On July 27, 2016, we issued 2,625 shares of common stock to Lincoln Park Capital Fund, LLC as a commitment fee and sold 6,684 shares of common stock to Lincoln Park Capital Fund, LLC, both pursuant to the Purchase Agreement dated July 27, 2016 between us and Lincoln Park Capital Fund, LLC. Between September 2016 and June 2017, Lincoln Park purchased an additional 10,000 shares.

•	On May 3, 2017, we issued 125,000 shares of common stock to the preferred stockholders of Nuelle, Inc. pursuant to the Merger Agreement dated May 3, 2017 between us and Nuelle, Inc.

•	On August 11, 2017, we issued an aggregate of 3,196,682 shares of common stock, 2,250 shares of Series A Preferred Stock and warrants to purchase up to an aggregate of 5,920,001 shares of common stock to investors pursuant to the Securities Purchase Agreement dated August 11, 2017 between us and various investors.

The offers, sales and issuances of the securities described in this section were exempt from registration under Section 4(a)(2) of the Securities Act, and where noted above, pursuant to Rule 506 of Regulation D, in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2). The sales of these securities were made without any general solicitation or advertising.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith

3.1	Certificate of Incorporation	8-K	6/09/15	3.1

3.2	Certificate of Amendment of Certificate of Incorporation effective June 1, 2016	8-K	6/02/16	3.1

3.3	Certificate of Amendment of Certificate of Incorporation, effective June 30, 2016	8-K	7/01/16	3.1

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on August 11, 2017.	8-K	8/16/17	3.1

3.5	Certificate of Amendment of Certificate of Incorporation, effective August 25, 2017	8-K	8/29/17	3.1

3.6	Bylaws	8-K	6/09/15	3.2

4.2	Form of Placement Agent Warrant issued in 2015 Convertible Note Financing	8-K	7/24/15	4.2

4.3	Warrant Agent Agreement, dated May 6, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	5/6/16	4.1

4.4	First Amendment to May 6, 2016 Warrant Agent Agreement between Aytu BioScience, Inc. and VStock Transfer LLC.	S-1	9/21/16	4.5

4.5	Warrant Agent Agreement, dated November 2, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	11/2/16	4.1

4.6	Form of Amended and Restated Underwriters’ Warrant (May 2016 Financing)	8-K	3/1/17	4.1

4.7	Form of Amended and Restated Underwriters’ Warrant (October 2016 Financing)	8-K	3/1/17	4.2

4.8	Form of Common Stock Purchase Warrant issued on August 15, 2017.	8-K	8/16/17	4.1

5.1	Opinion of Sichenzia Ross Ference Kesner LLP				X

10.1†	Form of Indemnification Agreement, to be entered into between the Registrant and its directors and officers	8-K	4/22/15	10.1

10.2#	Asset Purchase Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Valeant International (Barbados) SRL, effective as of December 2, 2011	8-K/A	6/08/15	10.4

10.3#	Manufacturing and Supply Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Ethypharm S.A., dated September 10, 2012	8-K/A	6/08/15	10.5

10.4	License, Development and Commercialization Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Daewoong Pharmaceuticals Co., Ltd., effective as of August 23, 2011 (incorporated by reference to Exhibit 10.1 of Ampio Pharmaceutical’s Form 8-K/A filed October 5, 2011;
	File No. 001-25182)

10.5#	Distribution Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and FBM Industria Farmaceutica, Ltda., dated as of March 1, 2012	8-K/A	6/08/15	10.7

II-1

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith

10.6#	Distribution and License Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Endo Ventures Limited, dated April 9, 2014	8-K/A	6/08/15	10.8

10.7#	Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated September 1, 2009	8-K/A	6/08/15	10.9

10.8#	Addendum No. 4 to Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated March 17, 2014	8-K/A	6/08/15	10.10

10.9	Promissory Note issued by Ampio to the Registrant on April 16, 2015	8-K	4/22/15	10.11

10.10	Subscription Agreement between the Registrant and Ampio, dated April 16, 2015	8-K	4/22/15	10.12

10.11	Voting Agreement between the Registrant and Ampio, dated April 21, 2015 (incorporated by reference to Exhibit 10.1 to Ampio’s Form 8-K filed April 22, 2015; File No. 001-35182)

10.12	Asset Purchase Agreement between Jazz Pharmaceuticals, Inc. and Rosewind Corporation, dated May 20, 2015	8-K	5/27/15	10.14

10.13	Form of Note Purchase Agreement for 2015 Convertible Note Financing	8-K	7/24/15	10.1

10.14	Asset Purchase Agreement, dated October 5, 2015, between Aytu BioScience, Inc. and FSC Laboratories, Inc.	8-K	10/07/15	10.18

10.15	Master Services Agreement between Biovest International, Inc. and Aytu BioScience, Inc., entered into on October 8, 2015, and effective October 5, 2015	8-K	10/13/15	10.19

10.16	Form of Subscription Agreement for January 2016 common stock purchases	8-K	1/20/16	10.1

10.17	License and Supply Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.1

10.18	Subscription Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.2

10.19	First Amendment, dated May 15, 2016, to Employment Agreement dated September 16, 2015 between Aytu BioScience, Inc. and Jonathan McGrael	8-K	5/16/16	10.1

10.20	Purchase Agreement, dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC.	8-K	7/28/16	10.1

10.21	Registration Rights Agreement dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC.	8-K	7/28/16	10.2

10.22†	Employment Agreement, effective as of April 16, 2017, between Aytu BioScience, Inc. and Joshua R. Disbrow.	8-K	4/18/17	10.1

10.23†	Employment Agreement, effective as of April 16, 2017, between Aytu BioScience, Inc. and Jarrett T. Disbrow.	8-K	4/18/17	10.2

10.24	Asset Purchase Agreement, dated March 31, 2017, between Allegis Holdings, LLC and Aytu BioScience, Inc.	10-Q	5/11/17	10.1

10.25^	Merger Agreement, dated May 3, 2017, between Nuelle, Inc. and Aytu BioScience, Inc.	10-K	8/31/17	10.25

II-2

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith

10.26†	Employment Agreement, effective as of June, 2017, between Aytu BioScience, Inc. and Gregory A. Gould.	8-K	6/19/17	10.1

10.27†	2015 Stock Option and Incentive Plan, as amended on July 26, 2017.	8-K	7/27/17	10.1

10.28	Securities Purchase Agreement, dated August 11, 2017, between Aytu BioScience, Inc. and the investors named therein.	8-K	8/16/17	10.1

10.29	Registration Rights Agreement, dated August 11, 2017, between Aytu BioScience, Inc. and the investors named therein.	8-K	8/16/17	10.2

23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm.				X

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included as part of Exhibit 5.1)				X

24.1	Power of Attorney (included on signature page)	S-1	9/5/17	24.1

†	Indicates is a management contract or compensatory plan or arrangement.
#	The company has received confidential treatment of certain portions of this agreement. These portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
*	Due to SEC EDGAR system error, XBRL may not be included herewith, and if it is not, it will be filed as soon as practicable.
^	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

(b)	Financial statement schedule.

None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-3

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 22nd day of September, 2017.

AYTU BIOSCIENCE, INC.

By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua R. Disbrow	Director and Chairman and Chief Executive Officer
Joshua R. Disbrow	(Principal Executive Officer)	September 22, 2017

/s/ Gregory A. Gould	Chief Financial Officer
Gregory A. Gould	(Principal Financial and Accounting Officer)	September 22, 2017

*	Director	September 22, 2017
Michael Macaluso

*	Director	September 22, 2017
Gary Cantrell

*	Director	September 22, 2017
Carl C. Dockery

*	Director	September 22, 2017
John Donofrio, Jr.

By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Attorney-in-Fact

S-1